EXHIBIT 10.1
SHARE PURCHASE AGREEMENT

BY AND BETWEEN

EMCORE CORPORATION

and

TANGSHAN CAOFEIDIAN INVESTMENT CO., LTD.

3rd February, 2010

TABLE OF CONTENTS

Page

ARTICLE I PURCHASE AND SALE OF SHARES
1.1	Purchase and Sale
1.2	Purchase Price
1.3	Initial Net Asset Value Adjustment and Payment of the Estimated Purchase Price.
1.4	Post-Closing Adjustment of the Estimated Purchase Price.
1.5	Closing
1.6	Closing Obligations.

ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLER
2.1	Organization and Good Standing.
2.2	Authority; No Conflict.
2.3	Capitalization
2.4	Financial Statements.
2.5	Books and Records
2.6	Title to Properties; Encumbrances.
2.7	Sufficiency of Assets
2.8	Accounts Receivable
2.9	Inventory
2.10	No Undisclosed Liabilities.
2.11	Taxes.
2.12	Employee Benefits.
2.13	Compliance with Legal Requirements; Governmental Authorizations.
2.14	Legal Proceedings; Orders.
2.15	Absence of Certain Changes and Events
2.16	Contracts; No Defaults.
2.17	Insurance
2.18	Environmental Matters.
2.19	Employees.
2.20	Labor Relations; Compliance
2.21	Intellectual Property.
2.22	Accounts; Safe Deposit Boxes; Powers of Attorney and Directors and Officers
2.23	Suppliers
2.24	Customers
2.25	Certain Payments
2.26	Disclosure
2.27	Brokers or Finders

ARTICLE III REPRESENTATIONS AND WARRANTIES OF BUYER
3.1	Organization and Good Standing
3.2	Authority; No Conflict.
3.3	Certain Proceedings
3.4	Investment Intent; Ability to Evaluate and Bear Risks
3.5	Brokers or Finders
3.6	Financing
3.7	No Military Affiliation. .

ARTICLE IV COVENANTS OF SELLER PRIOR TO CLOSING DATE
4.1	Access and Investigation
4.2	Operation of the Business
4.3	Negative Covenant
4.4	Notification
4.5	Consultation
4.6	Required Approvals
4.7	Acquisition Proposals.
4.8	Commercially Reasonable Efforts

ARTICLE V COVENANTS OF BUYER PRIOR TO CLOSING DATE
5.1	Notification
5.2	Required Approvals
5.3	Purchase Price and Loan Funding
5.4	Commercially Reasonable Efforts

ARTICLE VI ADDITIONAL AGREEMENTS
6.1	Tax Returns and Transfer Taxes.
6.2	Other Intercompany Arrangements; Third Party Assurances.
6.3	Excluded Insurance Policies; Continued Product Liability Insurance.
6.4	Litigation Support
6.5	Additions to and Modification of Schedules; Notification.
6.6	Non-Solicitation and Non-Competition.
6.7	Restructuring.
6.8	Technology Protection Plan
6.9	Delivery of Documents, Etc.
6.10	Collection of Accounts Receivable
6.11	No Military Application
6.12	Audit Right

ARTICLE VII CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE
7.1	Accuracy of Representations
7.2	Seller’s Performance.
7.3	Consents and Approvals
7.4	No Injunction
7.5	Amended and Restated Credit Agreement Release
7.6	PRC Approvals
7.7	Technology Protection Plan.
7.8	US Approvals
7.9	Restructuring
7.10	Company Material Adverse Effect

ARTICLE VIII CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE
8.1	Accuracy of Representations
8.2	Buyer’s Performance.
8.3	Consents and Approvals
8.4	No Injunction
8.5	Bank Consent/Release
8.6	[Alhambra Site

ARTICLE IX TERMINATION
9.1	Termination Events
9.2	Termination Fee.
9.3	Effect of Termination

ARTICLE X INDEMNIFICATION; REMEDIES
10.1	Survival
10.2	Indemnification and Payment of Damages by Seller
10.3	Indemnification and Payment of Damages by Buyer
10.4	Time Limitations.
10.5	Limitations on Amount
10.6	Exclusive Remedy; Holdback Amount.
10.7	Procedure for Indemnification–Third Party Claims.
10.8	Procedure for Indemnification–Other Claims
10.9	Interpretation
10.10	Tax Purchase Price

ARTICLE XI GENERAL PROVISIONS
11.1	Expenses
11.2	Public Announcements
11.3	Confidentiality.
11.4	Notices
11.5	Arbitration.
11.6	Further Assurances
11.7	Waiver
11.8	Entire Agreement and Modification
11.9	Seller’s Schedule
11.10	Assignments, Successors, and No Third-Party Rights
11.11	Severability
11.12	Time of Essence
11.13	Governing Law
11.14	Equitable Remedies
11.15	Execution
11.16	Other Definitional and Interpretive Matters.

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (“Agreement”) is made as of the 3rd day of February, 2010, by and between EMCORE Corporation, a New Jersey corporation with its principal executive office at 10420 Research Road, SE Albuquerque, NM 87123 U.S.A. (“Seller”), and Tangshan Caofeidian Investment Co., Ltd., a limited liability company incorporated under the laws of the PRC, with its legal address at: Kilometer Zero, Caofeidian Industrial Zone, Tanghai County, Tangshan City, Hebei Province 063200, PRC (“Buyer”).  For purposes of this Agreement, the terms set forth in Exhibit 1 shall have the meanings specified or referred to therein.

R E C I T A L S

A.           Seller and its Subsidiaries (collectively, the “Emcore Companies” and each individually, an “Emcore Company”) are engaged in the business of designing, manufacturing and selling (i) telecom, enterprise, cable tv, fiber-to-the-premises, video transport, satellite communication and specialty photonics optical components, sub-systems and systems that enable the transmission of video, voice and data over high-capacity fiber optic cables in various fiber-optic transmission networks (the “Fiber Business”) and (ii) solar products for satellite and terrestrial applications (the “Solar Business”).

B.           Buyer is interested in acquiring control of, and entering into a joint venture with Seller to operate a business (the “Business”) consisting of all aspects of the Fiber Business other than the design, manufacture and sale of satellite communication and specialty photonics products.  The Solar Business and the satellite communication and specialty photonics products portion of the Fiber Business (the “Retained Fiber Business” and, together with the Solar Business, the “Retained Business”) would continue to be owned and operated solely by Seller.

C.           In order to enter into a joint venture with Buyer with respect to the Business, Buyer and Seller intend that the Emcore Companies enter into a restructuring (the “Restructuring”) consisting of the transfer of substantially all of the assets, liabilities, obligations, agreements, employees and operations of the Business, other than cash and cash equivalents, as a going concern to Seller’s wholly-owned Hong Kong subsidiary, to be incorporated and established before Closing as part of the Restructuring (the “Company”), or to another Acquired Company.  The basic step plan of the Restructuring as agreed between the parties is set forth in Schedule C, and a detailed step plan substantially consistent with the basic step plan shall be agreed between the Parties as soon as practicable after signing of this Agreement which shall be attached to this Agreement and replace the existing basic step plan (the “Restructuring Plan”).

D.           Following the Restructuring, Buyer desires to purchase, and Seller desires to sell, 6,000,000 shares (the “Shares”) of capital stock of the Company representing 60% of the total outstanding shares to be issued by the Company to Seller prior to Closing, on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual representations, warranties and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES

1.1 Purchase and Sale

.   Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller will sell, transfer and deliver to Buyer, and Buyer will purchase from Seller, the Shares, which shall constitute 60% of the total outstanding shares of capital stock of the Company, free and clear of all Encumbrances, in exchange for payment of the Purchase Price by Buyer.

1.2 Purchase Price

.  The amount payable to Seller for the purchase and sale of the Shares shall be $27,750,000, subject to adjustment by reference to the Final Net Asset Value Amount pursuant to Section 1.4 (such adjusted amount being the “Final Purchase Price”).

1.3 Initial Net Asset Value Adjustment and Payment of the Estimated Purchase Price.

(a) On or before a date not less than three (3) Business Days prior to the Closing Date, Seller shall cause the Company to prepare and deliver to Buyer an estimated consolidated net asset value statement for the Company, in the form of Exhibit 2, as of 12:01 a.m. (Albuquerque time) on the Closing Date (the “Estimated Net Asset Value Statement”) setting forth a good faith estimate of the Company Net Asset Value as of the Closing (the “Estimated Net Asset Value Amount”), certified by Seller’s Chief Financial Officer as being (x) prepared in accordance with GAAP using the same accounting methods, policies, practices and procedures (other than footnotes), with consistent classifications and estimation methodologies (with the exception that the June 30, 2009 balance sheet includes $723,000 in cash and $12,530,000 in real property that are not assets of the Business and are not included in any subsequent balance sheets of the Business)  , as were used in the preparation of the pro forma unaudited financial statements of the Business as of and for the nine months ending June 30, 2009 and as of and for the six months ending December 31, 2009 as provided by Seller to Buyer prior to the date of this Agreement,(y) based on all information known to such Chief Financial Officer at such time and such other information then reasonably available to the Company, Seller or such Chief Financial Officer and (z) prepared after due inquiry of all personnel responsible for the preparation of financial information of the Company in the Ordinary Course of Business.

(b) Based on the Estimated Net Asset Value Statement, if the Estimated Net Asset Value Amount is:

(i) equal to or greater than 110% of the Target Net Asset Value Amount, the “Estimated Purchase Price” shall equal (x) $27,750,000 plus (y) 60% of the amount (and only such amount) of the Estimated Net Asset Value Amount that exceeds 110% of the Target Net Asset Value Amount (the “Estimated Upward Adjustment Amount”) ; or

(ii) equal to or less than 90% of the Target Net Asset Value Amount, the “Estimated Purchase Price” shall equal (x) $27,750,000 minus (y) 60% of the amount (and only such amount) of the Estimated Net Asset Value Amount that is less than 90% of the Target Net Asset Value Amount (the “Estimated Downward Adjustment Amount”);

(iii) between 110% of the Target Net Asset Value Amount and 90% of the Target Net Asset Value Amount, the “Estimated Purchase Price” shall equal $27,750,000.

(c) On the Closing Date, Buyer shall pay 90% of the Estimated Purchase Price to a bank account designated, no later than three (3) Business Days prior to the Closing Date, by Seller.  The remaining 10% of the Estimated Purchase Price (the “Holdback Amount”) shall be retained by Buyer as a holdback which amount shall be applied in accordance with the terms of this Agreement.

1.4 Post-Closing Adjustment of the Estimated Purchase Price.

(a) Within the 45-day period immediately following the Closing Date, Buyer shall prepare and deliver to Seller (i) a consolidated net asset value statement of the Company, in the form of Exhibit 2, as of 12:01 a.m. (Albuquerque time) on the Closing Date (the “Closing Net Asset Value Statement”) setting forth Buyer’s calculation of the Company Net Asset Value as of the Closing (the “Closing Net Asset Value Amount”).  Unless disputed by Seller in accordance with Section 1.4(c), the Closing Net Asset Value Amount shown on the Closing Net Asset Value Statement shall be the final and binding Closing Net Asset Value Amount (the “Final Net Asset Value Amount”).  The Closing Net Asset Value Statement will be certified by the Company’s Chief Financial Officer as being prepared in accordance with GAAP using the same accounting methods, policies, practices and procedures (other than footnotes), with consistent classifications and estimation methodologie (with the exception that the June 30, 2009 balance sheet includes $723,000 in cash and $12,530,000 in real property that are not assets of the Business and are not included in any subsequent balance sheets of the Business)  s , as were used in the preparation of the pro forma unaudited financial statements of the Business as of and for the nine months ending June 30, 2009 and as of and for the six months ended December 31, 2009 as provided by Seller to Buyer prior to the date of this Agreement, and will not include any changes in assets or liabilities as a result of purchase accounting adjustments arising from or resulting as a consequence of the transactions contemplated hereby.  The Closing Net Asset Value Amount will be calculated in a manner consistent with the calculation of the Estimated Net Asset Value Amount in Section 1.3(a) above.

(b) From the Closing Date until the date the Final Net Asset Value Amount is agreed or determined in accordance with Section 1.4(e), in order to allow Buyer to satisfy its obligations under Section 1.4(a), (i) Seller shall provide, or cause to be provided, to Buyer and its officers, employees and authorized agents and representatives, including any accountants, counsel or financial advisor retained by Buyer, reasonable access to the books, records and working papers of Seller and its Affiliates, including taking electronic copies, to the extent that they are reasonably required for the preparation of the Closing Net Asset Value Statement or Buyer’s analysis of any Dispute Notice and (ii) the individual employees of Seller or its Affiliates who prepared or were responsible for the preparation of the Estimated Net Asset Value Statement shall be made available to respond to the reasonable inquiries of Buyer and its officers, employees and authorized agents and representatives and shall otherwise cooperate with, and provide reasonable assistance to, Buyer in connection with the preparation of the Closing Net Asset Value Statement.

(c) Seller shall deliver to Buyer within sixty (60) days after receiving the Closing Net Asset Value Statement (the “Dispute Deadline Date”) either a notice indicating that Seller accepts the Closing Net Asset Value Amount set forth on the Closing Net Asset Value Statement (an “Acceptance Notice”) or a notice indicating that Seller disputes the Closing Net Asset Value Amount set forth on the Closing Net Asset Value Statement (a “Dispute Notice”).  The Dispute Notice shall set forth those items or amounts with which Seller disagrees in the Closing Net Asset Value Statement, together with a reasonably detailed description of the reasons for its objections to each such item or amount, and a calculation of the Company Net Asset Value as of the Closing Date based on such objections.  If Seller delivers to Buyer an Acceptance Notice, or Seller does not deliver a Dispute Notice, on or before the Dispute Deadline Date, then, effective as of the earlier of the date of delivery of such Acceptance Notice or the Dispute Deadline Date, the Closing Net Asset Value Amount shown on the Closing Net Asset Value Statement shall be deemed to be the Final Net Asset Value Amount.  If Seller timely delivers a Dispute Notice, only those matters specified in such Dispute Notice shall be deemed to be in dispute with respect to the Closing Net Asset Value Amount, and all other matters shall be final and binding upon Buyer and Seller.

(d) The disputed matters set forth on the Dispute Notice shall be resolved as follows:

(i) Buyer and Seller shall negotiate in good faith to resolve any disagreement set forth in the Dispute Notice within thirty (30) days after the date on which Buyer receives the Dispute Notice.  If the parties resolve such dispute, then the Company Net Asset Value as of the Closing agreed to by the parties shall be deemed to be the Final Net Asset Value Amount;

(ii) if the parties do not reach a final resolution within thirty (30) days after Buyer receives the Dispute Notice, unless the parties mutually agree to continue their efforts to resolve such differences, within thirty (30) days following the expiration of such 30-day period (or any extended period), then the parties shall engage an accounting firm with international repute to be mutually agreed (the “Neutral Accountants”) in the manner provided below to resolve, as expert not arbitrator, any unresolved disputes matters (“Unresolved Objections”).  Each of the parties shall make available to the Neutral Accountants all work papers and all other information and material in their possession relating to the matters in the Dispute Notice.  Each party shall be permitted to present supporting materials to the Neutral Accountants (which supporting materials shall also be concurrently provided to the other party) within ten (10) Business Days of the submission of the Unresolved Objections to the Neutral Accountants.  Within five (5) Business Days of receipt of supporting materials, the receiving party may present responsive materials to the Neutral Accountants (which responsive materials shall also be concurrently provided to the other party).  Each party may make an oral presentation to the Neutral Accountants (in which case, such presenting party shall notify the other party of such presentation, and the other party shall have the right to be present at such presentation) within twenty (20) Business Days of the submission of the Unresolved Objections to the Neutral Accountants.  In determining any Unresolved Objections, the Neutral Accountants shall only consider the materials and oral presentations of the parties and those items and amounts set forth in the Dispute Notice, and shall not conduct any independent review.  The Neutral Accountants shall make their final determination of any Unresolved Objections within sixty (60) days of submission to them of such Unresolved Objections, which shall be conclusive and binding upon the parties and shall be used to determine the Final Net Asset Value Amount.  The Seller and Buyer agree that the procedure set forth in this Section 1.4(d)(ii) with respect to Unresolved Objections for resolving disputes with respect to the Closing Net Asset Value Statement and Closing Net Asset Value Amount shall be the sole and exclusive method for resolving any such disputes provided that this Section 1.4(d)(ii) shall not prohibit Seller or Buyer from instituting Proceedings to enforce the ruling of the Neutral Accountants;

(iii) nothing herein shall be construed to authorize or permit the Neutral Accountants (i) to determine any questions or matters whatsoever under or in connection with this Agreement except as expressly set forth herein, or (ii) to apply any accounting methods, treatments, principles or procedures with respect to disputes under this Section 1.4 other than as described in this Section 1.4.  If any Unresolved Objection is submitted to the Neutral Accountants pursuant to this Section 1.4, the Final Net Asset Value Amount shall not be finally determined until the Neutral Accountants have issued their final determination under Section 1.4(d)(ii); and

(iv) the fees and expenses of the Neutral Accountants shall be shared equally by Seller and Buyer.

(e) The Final Net Asset Value Amount shall be final and binding on Buyer and Seller upon the earliest of (i) the delivery by Seller of an Acceptance Notice or the failure of the Seller to deliver a Dispute Notice by the Dispute Deadline Date pursuant to Section 1.4(c), (ii) the resolution of all disputes by Seller and Buyer pursuant to Section 1.4(d)(i) and (iii) resolution of all disputes by the Neutral Accountants pursuant to Section 1.4(d)(ii).  The difference between the Estimated Net Asset Value Amount and the Final Net Asset Value Amount shall be the “Final Net Asset Value Adjustment Amount.”

(f) If the Final Net Asset Value Amount is:

(i) equal to or greater than 110% of the Target Net Asset Value Amount, the “Final Purchase Price” shall equal (x) $27,750,000 plus (y) 60% of the amount (and only such amount) of the Final Net Asset Value Amount that exceeds 110% of the Target Net Asset Value Amount (the “Final Upward Adjustment Amount”); or

(ii) equal to or less than 90% of the Target Net Asset Value Amount, the “Final Purchase Price” shall equal (x) $27,750,000 minus (y) 60% of the amount (and only such amount) of the Final Net Asset Value Amount that is less than 90% of the Target Net Asset Value Amount (the “Final Downward Adjustment Amount”);

(iii) between 110% of the Target Asset Value Amount and 90% of the Target Net Asset Value Amount, the “Final Purchase Price” shall equal $27,750,000.

In the case of (i) and (ii) above, within five (5) Business Days after determination of the Final Net Asset Value Amount:

(i)           if there is determined to be a Final Upward Adjustment Amount:

           (A)           if the Final Upward Adjustment Amount is greater than the Estimated Upward Adjustment Amount, Buyer shall pay to Seller an amount equal to 90% of the difference between the Final Upward Adjustment Amount and the Estimated Upward Adjustment Amount and the remaining 10% of such difference shall be held in retention by Buyer and become part of the Holdback Amount to be handled in accordance with the terms of this Agreement;

           (B)           if the Final Upward Adjustment Amount is less than the Estimated Upward Adjustment Amount, Seller shall pay to Buyer an amount equal to 90% of the difference between the Final Upward Adjustment Amount and the Estimated Upward Adjustment Amount;

(ii)           if there is determined to be a Final Downward Adjustment Amount:

           (A)           if the Final Downward Adjustment Amount is greater than the Estimated Downward Adjustment Amount, Seller shall pay to Buyer an amount equal to 90% of the difference between the Final Downward Adjustment Amount and the Estimated Downward Adjustment Amount;

           (B)           if the Final Downward Adjustment Amount is less than the Estimated Downward Adjustment Amount, Buyer shall pay to Seller an amount equal to 90% of the difference between the Final Downward Adjustment Amount and the Estimated Downward Adjustment Amount and the remaining 10% of such difference shall be held in retention by Buyer and become part of the Holdback Amount to be handled in accordance with the terms of this Agreement.

All amounts payable by either Buyer or Seller in accordance with the above shall be made within five (5) Business Days after determination of the Final Net Asset Value Amount in immediately available funds to a bank account specified by Seller or Buyer, as the case may be, at least three (3) Business Days prior to such payment  In the event Seller fails to pay all or part of any amount payable by Seller to Buyer within the five (5) Business Day period as provided above, Buyer shall be entitled to forever retain for its benefit from the Holdback Amount the amount Seller fails to so pay.

1.5 Closing

.  Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares provided for in this Agreement (the “Closing”) will take place, unless this Agreement has previously been terminated pursuant to Section 9.1 hereof, at the offices of Freshfields Bruckhaus Deringer LLP, Beijing at 10:00 a.m. (Beijing time) on a mutually agreed date within five (5) Business Days after the satisfaction or (to the extent permitted by applicable law and this Agreement) waiver of the conditions set forth in Articles VII and VIII (other than those conditions that by their nature are to be satisfied at the Closing, and subject to the satisfaction or waiver of such conditions), or at such other time and place as the parties may mutually agree upon in writing.  The effective time of the Closing shall be 23:59 (Beijing time) on the Closing Date.

1.6 Closing Obligations.

  At the Closing:

(a)           Seller will cause to be delivered to Buyer:

(i) share certificate(s) representing the Shares, duly issued in the name of Buyer;

(ii) duly executed and undated stock transfer forms and bought/sold notes in respect of the Shares;

(iii) a certified copy of the updated members’ register of the Company showing Buyer as the holder of the Shares;

(iv) a receipt for 90% of the Estimated Purchase Price;

(v) a transition services agreement substantially in the form of Exhibit 3 (the “Transition Services Agreement”), executed by Seller and Company;

(vi) a supply agreement substantially in the form of Exhibit 4 (the “Supply Agreement”), executed by Seller and Company;

(vii) a counterpart to a shareholders’ agreement substantially in the form of Exhibit 5 (the “Shareholders’ Agreement”), executed by Seller;

(viii) the sublease agreements substantially in the form of Exhibit 6 (the “Sublease Agreements”), executed by Seller, US Subsidiary and Company;

(ix) a copy of the relevant legal documentation implementing the Restructuring, as set forth in the Restructuring Plan (the “Restructuring Documents”), executed by Seller, Company and the other Acquired Companies, as applicable;

(x) the license agreements substantially in the form of Exhibit 7 (the “License Agreements”), executed by Seller and Company;

(xi) written resignations as officers and directors (but not as employees, if applicable) duly executed by each officer and director of the Company not remaining in such position following the Closing pursuant to the terms of the Shareholders’ Agreement, in form and substance reasonably acceptable to Buyer;

(xii) certificates dated as of the Closing Date from Seller and/or the Company, as applicable, duly executed by such Person’s Secretary, certifying (A) that attached thereto is a true, correct and complete copy of the Organizational Documents of the Company as in effect on the date of such certification, (B) that attached thereto is a true, correct and complete copy of all resolutions duly and validly adopted by the board of directors of the Company approving any Ancillary Agreements to which it is a party and that all such resolutions are still in full force and effect, and (C) that attached thereto is a true, correct and complete copy of the resolutions duly adopted by the board of directors of Seller, authorizing the entry into this Agreement, and each of the Ancillary Agreements to which it is a party, by Seller and the performance by Seller of the terms hereof and thereof;

(xiii) legal opinion from Seller’s New Jersey attorney Dillon, Bitar & Luther addressed to Seller confirming that approval from the stockholders of Seller is not required in respect of the execution, delivery and performance of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby;

(xiv) all original agreements, documents, books, records and files, including records and files stored on computer disks or tapes or any other storage medium, if any, of the Business and in the possession of any Emcore Company to the extent not then in the possession of an Acquired Company, except that if such materials also relate to the Retained Business or if the Emcore Companies are otherwise required to retain the original of such materials, then copies thereof.  Notwithstanding the foregoing, to the extent required by any Legal Requirements, Seller may require Buyer to designate a United States citizen as the recipient of any of the foregoing, and such recipient, as a condition to receiving such items, shall agree to any restrictions on further disclosures as may be required by such Legal Requirements;

(xv) the certificates required by Sections 7.1 and 7.2(a), dated as of the Closing Date;

(xvi) a copy of the export license approvals issued by the U.S. Department of Commerce in respect of the Export Controlled Technologies without conditions that are unusual or unduly onerous;

(xvii) a copy of the approval document issued by CFIUS in respect of the transaction contemplated under this Agreement without conditions that are unusual or unduly onerous; and

(xviii) the Emcore Loan Agreement (the “Emcore Loan Agreement”), executed by Seller and Company on terms substantially consistent with the terms set forth in Exhibit 8.

(b) Buyer will cause to be delivered to Seller :

(i) 90% of the Estimated Purchase Price by wire transfer of immediately available funds, in accordance with wire instructions delivered by Seller to Buyer at least three (3) Business Days prior to the Closing Date;

(ii) a counterpart to the Shareholders’ Agreement executed by Buyer;

(iii) a certificate dated as of the Closing Date from Buyer, duly executed by Buyer’s Chairman of board of directors, certifying that attached thereto is a true, correct and complete copy of all resolutions duly and validly adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Buyer’s Closing Documents and the transactions contemplated hereby and thereby, and that all such resolutions are still in full force and effect;

(iv) the form of Caofeidian Loan Agreement as agreed between Buyer and Seller on terms substantially consistent with the terms set forth in Exhibit 8 (the “CFD Loan Agreement”) initialed by Buyer;

(v) the certificates required by Sections 8.1 and 8.2(a), dated as of the Closing Date; and

(vi) a copy of each of the PRC Approvals.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the attached Seller’s Schedule (as it may be revised pursuant to Section 6.13, the “Seller’s Schedule”) (which  lists exceptions and disclosures numbered to correspond to the applicable representations and warranties set forth in this Article II to which such exception or disclosure refers, and which shall only be deemed to refer to another Article or Section of this Agreement if an explicit cross-reference appears or if the applicability of such matter to another Article or Section is reasonably apparent), Seller represents and warrants to Buyer as follows:

2.1 Organization and Good Standing.

(a) Seller is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization.

(b) Section 2.1 of the Seller’s Schedule contains, as of the date of this Agreement, a complete and accurate list for each Acquired Company of its name and its jurisdiction of organization, and other jurisdictions in which it is authorized to do business, as of the date of this Agreement.  Each Acquired Company is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization and each Acquired Company is duly qualified to do business as a foreign corporation in every jurisdiction in which the nature of its business or the location of its properties requires such qualification.  Each Acquired Company has the requisite corporate power (or other organizational powers required) and authority to conduct its business as it is now being conducted and to own, lease or use the properties and assets that it purports to own, lease or use.

(c) Seller has made available to Buyer copies of the Organizational Documents of each Acquired Company, as currently in effect.

2.2 Authority; No Conflict.

(a) This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect affecting creditors’ rights generally and general principles of equity.  Upon the execution and delivery by Seller of each Ancillary Agreement to be executed or delivered by Seller at the Closing, each such Ancillary Agreement will constitute the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect affecting creditors’ rights generally and general principles of equity.  Seller has all the necessary corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder and the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Seller.

(b) Neither the execution and delivery of this Agreement, nor any of the Ancillary Agreements, by Seller nor the consummation or performance of any of the transactions contemplated herein, or therein, by Seller or any Acquired Company will, directly or indirectly (with or without notice or lapse of time):

(i) conflict with, or result in a violation of, (A) any provision of the Organizational Documents of Seller or any Acquired Company, or (B) any resolution adopted by the board of directors or the stockholders of Seller or any Acquired Company;

(ii) materially conflict with, or result in a material violation of, any Legal Requirement or any Order to which Seller or any Acquired Company may be subject or give any Governmental Body the right to challenge any of the transactions contemplated by this Agreement or any of the Ancillary Agreements or to exercise any remedy, obtain any relief under or revoke or otherwise modify any rights  held under any such Legal Requirement;

(iii) conflict with, or result in a material violation of, any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any Acquired Company or that otherwise relates to the Business, or any of the assets owned, leased or used by any Acquired Company;

(iv) conflict with, constitute a default under or breach of, or give rise to a right of termination, cancellation, prepayment or acceleration of an obligation of, or to a loss of any benefits by any Emcore Company under, any Material Contract; or

(v) except as contemplated by this Agreement or the Ancillary Agreements, result in the creation or imposition of any Encumbrance upon the assets or equity of any Acquired Company.

(c) Neither Seller nor any Acquired Company is required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or any of the Ancillary Agreements or the consummation or performance of any of the transactions contemplated herein or therein.

(d) Notwithstanding the foregoing, the representations and warranties in Sections 2.2(b) and (c) above do not extend to (i) changes to or new Organizational Documents, resolutions, Legal Requirements, Orders, terms or requirements of any Governmental Body, Governmental Authorization, Material Contract or Encumbrance or other requirements that are adopted, approved, issued, entered into or otherwise to take effect after the Closing or (ii) any Legal Requirements, Orders, Governmental Authorization, terms or requirements of or by any Buyer Governmental Body.

2.3 Capitalization

.  Details of the authorized and outstanding equity securities of each Acquired Company, as of the date of this Agreement, are set forth in Section 2.3 of the Seller’s Schedule.  Seller is, and on the Closing Date will be, the record and beneficial owner and holder of all of the Shares free and clear of all Encumbrances.  Upon the transfer and delivery of the Shares to Buyer in accordance with this Agreement and payment therefor, Buyer will become the record and beneficial owner and holder of the Shares free and clear of all Encumbrances.  On the Closing Date, all of the outstanding equity securities and other securities of each Acquired Company, other than the Company, will be owned of record and beneficially by one or more of the Acquired Companies, free and clear of all Encumbrances.  All of the outstanding equity securities of each Acquired Company have been duly authorized and validly issued and are fully paid and nonassessable and were not issued  in violation of any Legal Requirement, right of first refusal, purchase option, call option, subscription right, pre-emptive right or any similar right.  No Acquired Company owns any equity securities or other securities of any Person (other than Acquired Companies) or any direct or indirect equity or ownership interest in any other business.  Except as set forth in this Agreement or as may be set forth in the Ancillary Agreements, there are no Contracts relating to the issuance, sale or transfer or any securities of any Acquired Company, including (but not limited to) any outstanding subscriptions, warrants, options, purchase rights, convertible securities, calls, agreements, arrangements or commitments of any character relating to, or entitling any Person to purchase or otherwise acquire, the Shares or other securities or equity interests of the Acquired Companies.  There are no outstanding or authorized equity appreciation, phantom stock, profit participation or similar rights with respect to the Acquired Companies.  Except as may be set forth in the Ancillary Agreements, there are no voting trusts, stockholder agreements, proxies or other agreements or understanding in effect with respect to the voting or transfer of any of the Shares or other securities or equity interests of the Acquired Companies.  There are no bonds, debentures, notes or other forms of indebtedness of any Acquired Company having the right to vote (or that are convertible into, or exchangeable for Shares or any other securities or equity interests of the Acquired Companies having the right to vote) on any matters on which holders of Shares or other securities or equity interests of the Acquired Companies may vote or whose holders’ consent is required in connection with this Agreement or any of the Ancillary Agreements.

2.4 Financial Statements.

(a) Seller has provided to Buyer (i) a pro forma consolidated balance sheet of the Business as of June 30, 2009 (the “June Pro Forma Balance Sheet”) and the related pro forma consolidated statements of income  and cash flows of the Business for the nine months ended June 30, 2009 (together with the June Pro Forma Balance Sheet the “June Pro Forma Financial Statements”), and (ii) a pro forma consolidated balance sheet of the Business as of December  31, 2009 (the “December Pro Forma Balance Sheet”), and the related pro forma consolidated statements of income and cash flows for the six months ended December  31, 2009 (together with the December Pro Forma Balance Sheet, the “December Pro Forma Financial Statements”).  The June Pro Forma Financial Statements and the December Pro Forma Financial Statements  are referred to collectively as the “Pro Forma Financial Statements.”

(b) The Pro Forma Financial Statements have been derived from the books and records of Seller and have not been separately audited.  The Pro Forma Financial Statements (i) properly include adjustments for instances where adjustments were material in respect of the Business but were not material for Seller’s financial statements, (ii) were prepared in accordance with the books of account and other financial records of Seller and can be legitimately reconciled with the books and records of Seller, and (iii) present fairly and accurately in all material respects the financial condition of the Business, the results of operations of the Business and the cash flows of the Business as of the date indicated or for the period indicated, as applicable; provided, that the Pro Forma Financial Statements (i) do not contain financial statement footnotes necessary to comply with GAAP, (ii) reflect to the extent possible the assets, liabilities, revenues and expenses that would have resulted if the Business had operated as an unaffiliated independent company, (iii) include estimations for allocation of various assets, liabilities, revenues, costs and expenses on a reasonable basis and (iv) have not been audited by any independent certified public accountants or auditors.

(c) Seller’s system of internal controls over the Business’ financial reporting is sufficient, in all material respects, to provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP.

2.5 Books and Records.

The accounting books and records, minute books and stock record books of the Acquired Companies, and the accounting books and records of any other Emcore Companies in so far as they relate to the Business, copies of which have been made available to Buyer, are true, complete and correct in all material respects.  The minute books of the Acquired Companies contain materially accurate and complete records of all meetings held of, and corporate action taken by, the equity holders, the boards of directors, and committees of the boards of directors of the Acquired Companies, and comprise all corporate records and minutes required to be kept by the Acquired Companies.  At the Closing, all such books and records will be in the possession of the Acquired Companies.

2.6 Title to Properties; Encumbrances.

(a) The Acquired Companies do not own any real property.  Section 2.6 of the Seller’s Schedule contains a list, as of the date of this Agreement, of all real estate leasehold interests owned by any Emcore Company and used in the Business (“Leased Real Properties”).  As of the date of this Agreement, all leases or subleases of the Emcore Companies used in the Business are, and as of the Closing all leases or subleases of the Emcore Companies will be, in full force and effect, valid and effective in accordance with their respective terms and enforceable against the respective lessors thereto, subject, as to enforcement, to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors’ rights generally and general principles of equity, and there is not, under any of such lease or sublease, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Emcore Companies or, to the Knowledge of Seller, by the other party to such lease or sublease.  There are no subleases, licenses, concessions, or other agreements, written or oral, granting any Person, other than another Emcore Company, the right of use or occupancy of all or any portion of any Leased Real Properties.  All leases and subleases of Leased Real Properties are currently in material compliance with all Legal Requirements and the Leased Real Properties currently conform in all material respects with all covenants, conditions, restrictions, reservations, land use, zoning, health, fire, water and building codes and any applicable Legal Requirements.  Copies of such leases and subleases have been delivered, or made available, to Buyer.

(b) As of the date of this Agreement, the Emcore Companies own, and, except for cash and cash equivalents, as of the Closing the Acquired Companies will own, all the properties and assets (whether real, personal, or mixed and whether tangible or intangible, including but not limited to such assets as listed in the Fixed Assets List) of the Business reflected as owned in the books and records of the Emcore Companies, including all of the properties and assets reflected in the December  Pro Forma Balance Sheet (except for assets held under capitalized leases and personal property sold since the Pro Forma Balance Sheet Date in the Ordinary Course of Business), and all of the properties and assets of the Business purchased or otherwise acquired by the Emcore Companies since the Pro Forma Balance Sheet Date (except for personal property acquired and sold since the Pro Forma Balance Sheet Date in the Ordinary Course of Business).  All properties and assets reflected in the December  Pro Forma Balance Sheet are free and clear of all Encumbrances except for (i) those relating to Taxes not yet delinquent, (ii) those that do not materially detract from the value of the property subject thereto or interfere in any material respect with the Emcore Companies’ ability to conduct the Business as currently conducted or to occupy and utilize such properties for their intended purposes and (iii) those listed in Section 2.6 of the Seller’s Schedule (“Permitted Encumbrances”).

2.7 Sufficiency of Assets

.  All assets (including, without limitation, Leased Real Properties, buildings, plants, leasehold improvements, structures, facilities, equipment, mechanical assets, computer systems, offices, other items of tangible property and software owned, leased or used, including but not limited to such assets as listed in the Fixed Assets List) used in the Business are (as applicable) structurally sound, in good operating condition and repair, free from material defect (subject to normal wear and tear given the use and age of such assets), have been maintained in all material respects in accordance with generally accepted industry practice, are useable in the Ordinary Course of Business and conform in all material respects to Legal Requirements and Permits relating to their construction, use and operation.  The rights, properties and tangible and intangible assets of the Acquired Companies (including but not limited to such assets as listed in the Fixed Assets List) and the facilities and services to which the Acquired Companies have or will have a contractual right, and the rights of Buyer and its respective Affiliates (including the Acquired Companies) pursuant to this Agreement and the Ancillary Agreements will, include all rights, properties, assets, facilities and services that are necessary for Buyer and their Affiliates (including the Acquired Companies) to carry on the Business immediately after the Closing in the places and substantially in the manner as conducted as at the date of this Agreement and as the Business was carried on in the twelve (12) months prior to the date of this Agreement.

2.8 Accounts Receivable

.  All accounts receivable of the Emcore Companies arising from the Business that are reflected on the December  Pro Forma Balance Sheet (collectively, the “Accounts Receivable”) represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business.  There is no contest, claim or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.  The Accounts Receivable have been recorded in accordance with GAAP and in a manner consistent with historical practice.  Seller has made available to Buyer a complete and accurate list of all Accounts Receivable as of the Pro Forma Balance Sheet Date, which list sets forth the aging of such Accounts Receivable.

2.9 Inventory

.  All Inventory with respect to the Business, whether reflected on the December  Pro Forma Balance Sheet or subsequently acquired, consists, and as of the Closing Date all Inventory of the Acquired Companies will consist, of a quality and quantity usable and salable in the Ordinary Course of Business, except for excess and obsolete items and items of below-standard quality, all of which have been written off or written down (through general reserves or otherwise) to net realizable value in the December  Pro Forma Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date, as the case may be.  All Inventory of the Acquired Companies is properly reflected on the books and records of the Acquired Companies, and to the extent not written off, is recorded at the lesser of cost and fair market value, on a standard cost basis, as of the Closing Date on a consistent basis in accordance with GAAP.  The quantities of each item of Inventory (whether raw materials, work in process, or finished goods) are sufficient for the normal operation of the Business in accordance with past practice.

2.10 No Undisclosed Liabilities.

(a) The Acquired Companies have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) required to be reflected as liabilities on the financial statements in accordance with GAAP except for (i) liabilities or obligations reflected or reserved against in the December Pro Forma Financial Statements and (ii) current liabilities incurred in the Ordinary Course of Business since the Pro Forma Balance Sheet Date and not in violation of this Agreement.  Since the Pro Forma Balance Sheet Date, none of the Acquired Companies has experienced any loss or liability contingencies (as such term is used in Accounting Standards Codification 450 issued by the Financial Accounting Standards Board).

2.11 Taxes.

(a) All Tax Returns required to be filed by or on behalf of the Acquired Companies, either separately or as a member of a group of corporations, on or before the date hereof are true, correct and complete.  All such Tax Returns were duly and timely filed (taking into account any extension of time to file granted or obtained) and all Taxes (including, Taxes withheld from employees’ salaries and all other withholding Taxes and obligations and deposits required to be made by or with respect to the Acquired Companies) due have been timely paid, or to the extent not due and payable as of the date hereof, adequate provision for the payment thereof has been made.  The charges, accruals, and reserves with respect to Taxes on the books, records and financial statements of the Acquired Companies, in the aggregate, are adequate (determined in accordance with GAAP) and are at least equal to the Acquired Companies’ liability for Taxes for all fiscal periods through the Closing Date.

(b) No audit or other examination of any Tax Return of any of the Acquired Companies or any Tax group of which an Acquired Company is a member is presently in progress, nor have any of the Acquired Companies or any Tax group of which an Acquired Company is a member been notified of any request for such an audit or other examination.

(c) None of the Shares or the assets of the Business is subject to any lien relating to or attributable to Taxes.  To the Knowledge of Seller, no claim has been asserted relating to or attributable to Taxes, which, if adversely determined, would result in any lien on the Shares or the assets of the Business.

(d) Neither Seller nor any of the Acquired Companies have received any notice of a proposed assessment of Taxes with respect to the Business or an Acquired Company, or executed any waiver of any statute of limitations on or extending the period for, the assessment or collection of any Tax with respect to the Business which is still in effect.

(e) There are no actions, suits, proceedings or claims now pending by or against any of the Emcore Companies in respect of any Taxes or assessments with respect to the Business.

(f) No claim has been made by an authority in a jurisdiction where an Acquired Company does not file Tax Returns that the Acquired Company is or may be subject to taxation by that jurisdiction.

(g) None of the Acquired Companies is party to, bound by, or has any obligations under any tax sharing or allocation agreements, tax indemnification agreement or similar contract or arrangement, whether written or unwritten.

(h) None of the Acquired Companies has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (or any similar provision of state, local or foreign law), other than an affiliated group of which Seller is the common parent.

(i) None of the Acquired Companies has an interest in or is subject to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for U.S. federal income Tax purposes.  None of the Acquired Companies is a successor to any other Person by way of merger, reorganization or similar transaction.

(j) No Acquired Company is a party to an arrangement under which it has paid or could be required to pay any excess parachute payment or any other amount that might not be fully deductible under Sections 162(m) or 280G of the Code (or similar provisions of an analogous state, local or foreign law).

(k) No Acquired Company and no other member of a Tax group to which an Acquired Company is a member has engaged or agreed to engage in a reportable transaction within the meaning of Section 6707A of the Code that could affect its Tax liability for any taxable period as to which the period for audit and assessment has not expired.

(l) The Seller is not a foreign person within the meaning of Section 1445 of the Code.

2.12 Employee Benefits.

(a) Section 2.12 of the Seller’s Schedule contains a list, as of the date of this Agreement, of all plans, agreements, arrangements or commitments (whether provided by insurance, self-insurance or otherwise) that are (i) employment, consulting or deferred compensation agreements, (ii) executive compensation, incentive, equity compensation, bonus, employee pension, profit-sharing, savings, retirement, stock option, stock purchase, or severance pay plans, (iii) welfare, life insurance, health, dental, vision, cafeteria benefit, dependent care, post-retirement benefit, worker’s compensation, unemployment benefit, disability or accident plans, (iv) holiday, vacation, leave of absence, or other bonus practice, (v) fringe benefits, expense reimbursement, automobile or other transportation allowance or (vi) any other employee benefit plans, agreements, arrangements or commitments, including, without limitation, any “employee benefit plan,” as defined in Section 3(3) of ERISA, (collectively, “Plans”) currently sponsored, maintained, or contributed to by the Emcore Companies or any of their ERISA Affiliates with respect to current or former employees or consultants of the Business.  Section 2.12 of the Seller’s Schedule also contains a list, as of the date of this Agreement, of all Plans sponsored, maintained, or contributed to by any Acquired Company, or with respect to which any Acquired Company has or may have any Liability, other than pursuant to the Transition Services Agreement, (collectively (together with the Plans to be established pursuant to Section 4.2), the “Acquired Company Plans”).

(b) No Acquired Company Plan was in effect prior to the Restructuring.  No Acquired Company Plan has received assets or Liabilities from any Plan.  No Acquired Company Plan nor any trust created thereunder, now holds or has heretofore held as assets any stock or securities issued by Seller, any ERISA Affiliate or any Acquired Company.  No Acquired Company Plan provides benefits that are materially different from those provided to current employees of the Business under any Plan.

(c) None of Seller, any Acquired Company nor any of their respective ERISA Affiliates has ever sponsored, maintained, contributed to or been required to contribute to (i) an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA), (iii) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), or (iv) a multiple employer plan for which the Company would reasonably be expected to incur liability under Sections 4063 or 4064 of ERISA.

(d) Seller has made available to Buyer true, complete and correct copies of all documents and summary plan descriptions of the Acquired Company Plans or summary descriptions of any such Acquired Company Plan not otherwise in writing.  Seller has made available to Buyer true, complete and correct copies of the most recent determination letters and opinion letters and the Forms 5500 filed in the most recent three plan years with respect to each Section 401(k) Acquired Company Plan, including all schedules thereto and financial statements with attached opinions of independent accountants.  Seller has made available to Buyer summaries of material modifications and material communications distributed within the last year to the participants of each Section 401(K) Acquired Company Plan.  Seller has made available to Buyer all communications received from, or sent to, the Internal Revenue Service, Pension Benefit Guaranty Corporation, the United States Department of Labor or any other Governmental Body within the last three years and any Forms 5330 required to be filed, whether related to an Acquired Company Plan or otherwise.  The Seller, the Acquired Companies and their respective ERISA Affiliates, as applicable, have maintained all employee data necessary to administer each Acquired Company Plan, including all data required to be maintained under Sections 107 and 209 of ERISA, and such data are true, complete and correct and are maintained in usable form.

(e) Each of the Acquired Companies has performed all obligations required to be performed by it under, is not in default under or in violation of, and, to the Knowledge of Seller, no default or violation by any other party has occurred with respect to, any of the Acquired Company Plans.  No breach of fiduciary duty has occurred, nor have the Acquired Companies or any “fiduciary” (as such term is defined in Section 3(21) of ERISA) with respect to the Acquired Company Plans has engaged in any conduct, that would result in the assessment of any excise Tax, Liability or penalty under the Code, including, without limitation Code Sections 4971 through 4980G, or under Title I of ERISA, including, without limitation, ERISA Sections 502(i) and 502(l).

(f) None of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will (i) result in any current or former employee, director or consultant of the Acquired Companies becoming entitled to any deferred compensation, bonus or severance pay, materially increase or otherwise enhance any benefits otherwise payable by the Acquired Companies, (ii) result in the acceleration of time of payment or vesting, or an increase in the amount of any compensation due to any current or former employee, director or consultant of the Acquired Companies, (iii) result in forgiveness in whole or in part of any outstanding loans made by the Acquired Companies to any of their current or former employees, directors or consultants or (iv) result in a payment by an Acquired Company that would be considered an “excess parachute payment” or any other amount that might not be fully deductible under Section 280G of the Code or subject to the excise Tax under Section 4999 of the Code (or similar provisions of state, local or foreign law).

(g) All contributions and other payments required to be made by any of the Acquired Companies to or under any Acquired Company Plan (or to any Person pursuant to the terms thereof) have been made when due, or, if not yet due, the amount of such payment or contribution obligation has been reflected on the books, records and financial statements of the Acquired Companies.  In addition, with respect to each Acquired Company Plan intended to include an arrangement described in Section 401(k) of the Code, the Acquired Companies have at all times made timely deposits of employee salary deferral contributions and participant loan repayments, as determined pursuant to regulations issued by the United States Department of Labor.

(h) Each of the Acquired Company Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has either (i) received a favorable determination letter issued by the IRS as to its qualified status or (ii) has been established under a standardized master and prototype or volume submitter plan for which a favorable advisory letter or opinion letter issued by the IRS has been obtained by the plan sponsor and is valid as to the adopting employer, and each trust established in connection with any Acquired Company Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and, to the Knowledge of Seller, no events have occurred since the issuance of such letter that would be reasonably expected to adversely affect the tax-qualified status of such Acquired Company Plan or the exempt status of such trust.

(i) Each Acquired Company Plan has at all times been maintained, administered, and operated in compliance with its terms, and all applicable Legal Requirements, including, without limitation, ERISA and the Code.  The Acquired Companies are in compliance with all applicable Legal Requirements, including, without limitation, ERISA and the Code.  With respect to the Acquired Company Plans, all Tax, annual reporting and other governmental filings required by ERISA and the Code have been timely filed with the appropriate Governmental Body (which were true, correct and complete as of the date filed) and all notices and disclosures have been timely provided to Acquired Company Plan participants.  All fees, interest, penalties and assessments that are payable by or for the Acquired Companies have been timely reported, fully paid and discharged.

(j) None of the Acquired Company Plans that are “welfare plans” within the meaning of Section 3(1) of ERISA provides for any post-employment or retiree benefits, including but not limited to medical, disability or life insurance, other than continuation coverage required to be provided under Section 4980B of the Code, Part 6 of Title I of ERISA, or applicable state law.  No Acquired Company Plan is, or is funded through, a voluntary employee benefit association under Section 501(a)(9) of the Code.  The Acquired Companies are in compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder and any similar state law, and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations promulgated thereunder.

(k) Other than benefit claims under the Acquired Company Plans in the Ordinary Course of Business, there are no actions, suits, investigations, audits, proceedings or litigation of any kind pending against, involving or, to the Knowledge of Seller, Threatened against, any Acquired Company Plan, the Acquired Companies by an Acquired Company Plan participant (or beneficiary thereof) or by any Governmental Body with respect to an Acquired Company Plan.

(l) Each “nonqualified deferred compensation plan” (as defined in section 409A(d)(1) of the Code) with respect to which any Acquired Company is a “service recipient” (within the meaning of section 409A of the Code) has been operated since January 1, 2005, in compliance with the applicable provisions of section 409A of the Code and the treasury regulations and other official guidance issued thereunder (or similar provision of state law) (collectively, “Section 409A”), and has been since January 1, 2009, in documentary compliance with the applicable provisions of Section 409A; and none of the Acquired Companies has been required to report any Taxes due as a result of a failure to comply with Section 409A.  None of the Acquired Companies has any indemnity obligation for any Taxes or interest imposed or accelerated under Section 409A.

(m) With respect to each employee benefit plan, program, or other arrangement providing compensation or benefits to any employee or former employee of any of the Acquired Companies (or any dependent thereof) which is subject to the laws of any jurisdiction outside of the United States (the “Foreign Plans”): (i) such Foreign Plan has been maintained in all material respects in accordance with all applicable requirements and all Legal Requirements, (ii) if intended to qualify for special tax treatment, such Foreign Plan meets all requirements for such treatment, (iii) if intended or required to be funded and/or book-reserved, such Foreign Plan is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, and (iv) no material Liability exists or reasonably could be imposed upon the assets of any of the Acquired Companies by reason of such Foreign Plan.

2.13 Compliance with Legal Requirements; Governmental Authorizations.

(a) Since January 1, 2008, the Emcore Companies have conducted and currently are conducting the Business in compliance in all material respects with all Legal Requirements applicable to the Business.

(b) None of the Emcore Companies has received, at any time since January 1, 2008, any notice from any Governmental Body regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement applicable to an Acquired Company or the Business.

(c) Section 2.13(c) of the Seller’s Schedule sets forth, as of the date of this Agreement, all material certificates, franchises, licenses, permits, orders, authorizations, registrations, declarations, filings, approvals and clearances of any Governmental Body (collectively, the “Company Permits”) issued or granted to the Emcore Companies to carry on the Business.  None of such Company Permits will be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby.  The Company Permits disclosed in Section 2.13(c) of the Seller’s Schedule constitute all Company Permits required of each Acquired Company to enable the Acquired Companies to own, lease, operate or otherwise hold their properties and assets and in order to carry on the Business as it is being conducted as of the date of this Agreement and as it was carried on in the twelve (12) months prior to the date of this Agreement.

2.14 Legal Proceedings; Orders.

(a) There is no pending Proceeding:

(i) that has been commenced by or against any Acquired Company or that relates to any of the assets owned, leased or used by any Emcore Company and relating to the Business; or

(ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated herein or in any of the Ancillary Agreements, and, to the Knowledge of Seller, no such Proceeding has been Threatened.

(b) There is no Order to which any Emcore Company is party or subject to or in default of or to which any of the assets owned, leased or used by any Emcore Company is subject that would be material to the Business or, taken as a whole, the Acquired Companies or would affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby, and, to the Knowledge of Seller, no employee of any Acquired Company is subject to any Order that prohibits such employee from engaging in or continuing any conduct, activity, or practice relating to the Business.

2.15 Absence of Certain Changes and Events

.  Since the Pro Forma Balance Sheet Date, except as contemplated by this Agreement (including the Restructuring Plan) or the Ancillary Agreements, (i) the Emcore Companies have conducted the Business only in the Ordinary Course of Business and (ii) there has not been any Company Material Adverse Effect.

(a) the Seller has not, and none of the Acquired Companies have (i) issued, sold, pledged, granted, transferred or otherwise disposed of (or authorized the issuance, sale, pledge, grant transfer or other disposition) or (ii) created, permitted, allowed or suffered to exist any Encumbrance in respect of, any notes, bonds or other debt securities of an Acquired Company, any equity securities of an Acquired Company or any other securities exchangeable for, convertible into or exercisable for any equity securities (or derivative securities thereof) of an Acquired Company;

(b) none of the Acquired Companies has acquired (including by merger, consolidation or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or Person or any division thereof;

(c) none of the Acquired Companies has incurred or assumed any liabilities, obligations or indebtedness for borrowed money (including any amounts owed to Seller or any other Emcore Companies), except in the Ordinary Course of Business or guaranteed any such liabilities, obligations or indebtedness, or issued any other debt securities;

(d) none of the Emcore Companies has sold (other than sales of Inventory in the Ordinary Course of Business), transferred, leased, licensed or otherwise disposed of any material asset or any real or material personal property of the Business or mortgaged, pledged or imposed any Encumbrance on any material asset or any real or material personal property of the Business, tangible or intangible, including the sale, transfer, lease, license or other disposition of any of the Intellectual Property Assets (other than in the Ordinary Course of Business);

(e) none of the Emcore Companies has cancelled, paid, discharged, compromised, waived, or released any debt, liability, claim or obligation (whether absolute, accrued, asserted or unasserted, contingent or otherwise) of the Business, except for debts, liabilities, claims or obligations cancelled, paid, discharged, compromised, waived or released with creditors, customers, contractors or subcontractors of the Business in the Ordinary Course of Business;

(f) none of the Emcore Companies has suffered any damage to or destruction or loss of any material asset or property of the Business;

(g) none of the Emcore Companies has intentionally waived, cancelled or released any material right, claim or amount receivable of the Business except for rights waived in the Ordinary Course of Business;

(h) none of the Emcore Companies has made any material change in its accounting principles, methods, practices, procedures or policies, including revenue recognition procedures, with respect to the Business;

(i) none of the Emcore Companies has made any capital expenditures with respect to the Business that are, in the aggregate, in excess of $250,000;

(j) none of the Acquired Companies has assumed, guaranteed or endorsed, or otherwise as an accommodation become responsible for, any obligations or liabilities of any Person, or otherwise made any loans or advances in connection with the Business;

(k) none of the Emcore Companies has entered into, terminated, or received notice of termination of, any Contract or transaction with respect to the Business involving a total remaining commitment by or to any Emcore Company of at least $250,000, other than in the Ordinary Course of Business;

(l) none of the Acquired Companies or any Tax group of which any such Acquired Company is a member has made any material Tax election or settlement or compromise of any material Tax Liability or refund by or affecting any Acquired Company or change in any annual Tax accounting period or method of Tax accounting, filing of any material amendment to a Tax Return, entry into any closing agreement relating to any material Tax, surrender of any right to claim a material Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(m) none of the Emcore Companies has accelerated, terminated, modified or cancelled any Contract (or series of related Contracts) of the Business to which any of the Emcore Companies is a party or by which any of them is bound outside the Ordinary Course of Business;

(n) none of the Acquired Companies has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $250,000 or outside the Ordinary Course of Business;

(o) none of the Emcore Companies has granted any license or sublicense of any rights under or with respect to any Intellectual Property Assets outside the Ordinary Course of Business;

(p) none of the Acquired Companies has amended or otherwise modified the Organizational Documents of any Acquired Company;

(q) none of the Acquired Companies has declared, set aside or paid any dividend or distribution payable in cash, stock, property or otherwise to any stockholder or member of the Acquired Companies with respect to its equity or debt securities;

(r) none of the Acquired Companies has reclassified, combined, split, subdivided or otherwise amended the terms of, or purchased, redeemed or otherwise acquired, directly or indirectly, any of its equity or debt securities (or securities convertible into, or exercisable or exchangeable for equity or debt securities) or issued or redeemed any warrants, options or other rights of any kind to acquire its equity securities;

(s) none of the Acquired Companies has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

(t) none of the Emcore Companies has entered into, modified, amended, terminated, permitted the lapse of or renewed any lease or reciprocal easement agreement, operating agreement or other material agreement relating to, real property of the Business;

(u) with respect to the Business, none of the Emcore Companies has entered into, adopted, extended, renewed or amended any collective bargaining agreement or other Contract with any labor organization, union or association, except in each case as required by Legal Requirements;

(v) with respect to the Business, other than in the Ordinary Course of Business, none of the Emcore Companies has (i) granted or announced any increase in or acceleration of the compensation, bonus or benefits, or otherwise increased the compensation, bonus or benefits payable, or to become payable, to any employee, director, officer, manager, or consultant of, any Emcore Company, (ii) granted any rights to retention, severance or termination pay to, or entered into any new (or amended any existing) employment, consulting, retention, severance or other Contract with, any such employee, director, officer, agent or consultant, in each case except as may be required by Legal Requirements or (iii) adopted or established any new employee benefit plans for employees, or taken any action to accelerate the vesting, payment or funding of compensation or benefits under any Plan, to the extent not already provided in any such Plan; and

(w) none of the Emcore Companies has entered into any Contract to do any of the foregoing.

2.16 Contracts; No Defaults.

(a) The following Contracts shall be deemed to be “Material Contracts”: any Contract with respect to the Business to which any Emcore Company is a party or by which any Emcore Company is bound that:

(i) involves performance of services or delivery of goods or materials by one or more Emcore Company of an amount or value in excess of $250,000 in the aggregate;

(ii) involves performance of services for or delivery of goods or materials to one or more Emcore Company of an amount or value in excess of $250,000 in the aggregate;

(iii) was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of one or more Emcore Companies in excess of $250,000 in the aggregate;

(iv) is a lease, rental or occupancy agreement, license, installment and conditional sale agreement, or other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $50,000 annually and with terms of less than one year);

(v) is a licensing agreement or other Contract with respect to patents, trademarks, copyrights or other intellectual property, other than (A) standard non-disclosure agreements with employees and consultants and (B) non-exclusive licenses to or with any Person entered into in the Ordinary Course of Business;

(vi) is a joint venture, partnership or similar arrangement, however named, involving a sharing of profits, losses, costs or liabilities by any Emcore Company with any other Person or any Contract relating to holding, voting or transferring any capital stock or other equity interest by any Acquired Company (including any stockholders’ agreement);

(vii) contains covenants, including non-solicitation provisions, that purport to restrict the business activity of any Acquired Company or limits the freedom of any Acquired Company to engage in any line of business or to compete with any Person;

(viii) requires any Emcore Company to incur in excess of $250,000 in the aggregate for capital expenditures;

(ix) is a sales agency, marketing or distribution agreement of the Emcore Companies, involving an amount in excess of $250,000 or provides for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(x) is a power of attorney that is currently effective and outstanding;

(xi) is an agreement by any Acquired Company to purchase any capital stock or other debt or equity securities of any Person;

(xii) is an agreement (or group of related agreements) under which any Acquired Company has created, incurred or guaranteed any indebtedness, liabilities or obligations, or issued any note, bond, debenture or similar instrument, for borrowed money, or any capitalized lease obligation or under which it has imposed an Encumbrance on any of its assets, tangible or intangible;

(xiii) is a bonus, profit sharing, incentive, deferred compensation, severance or change in control (exclusive of generally applicable severance policy) or other material plan or arrangement for the benefit of any of the Acquired Companies’ managers, directors, officers or employees;

(xiv) is a collective bargaining agreement, or other Contract with any labor organization, union or other similar association;

(xv) is an employment agreement with an Emcore Company providing for payments to any Person in excess of $100,000 annually;

(xvi) is a Contract between or among any Acquired Company on the one hand, and any Seller Affiliate (other than an Acquired Company) or any current or former officer, director (or nominee for director) or employee of any Seller Affiliate (other than an Acquired Company) on the other hand;

(xvii) is an agreement under which the consequences of a default or termination would have a material adverse effect on the Business;

(xviii) is a hedging or factoring Contract related to currency exchange, interest rates, commodity prices or similar Contract; or

(xix) is a material amendment, supplement or modification (whether oral or written) of any of the foregoing.

(b) Each Material Contract is in full force and effect and is valid, binding and enforceable by the applicable Emcore Company in accordance with its terms.

(c) Each Emcore Company is in material compliance with all applicable terms and requirements of each Material Contract under which such Emcore Company has any obligation or liability or by which such Emcore Company or any of the assets owned, leased or used by such Emcore Company is bound.

(d) To the Knowledge of Seller, each other Person that has any obligation or liability under any Material Contract under which an Emcore Company has any rights is in material compliance with all applicable terms and requirements of such Material Contract.

(e) No Emcore Company has given to or received from any other Person any notice regarding any actual, alleged, possible, or potential material violation or breach of, or material default under, any Material Contract or any intention to terminate any Material Contract.

(f) Section 2.16 of the Seller’s Schedule contains a list, as of the date of this Agreement, of all Material Contracts, including the parties to such Material Contracts.  Seller has made available to Buyer true, complete and correct copies (or in the case of oral agreements, a reasonably complete summary) of all Material Contracts as of the date of this Agreement, together with any amendments or waivers thereto.

2.17 Insurance

.  Section 2.17 of the Seller’s Disclosure sets forth a true, complete and correct list, as of the date of this Agreement, of (a) all material fire and casualty, general liability, life and workers’ compensation, business interruption, product liability, and sprinkler and water damage insurance policies maintained by, or on behalf of, the Emcore Companies that relate to the Business, and (b) if policies have been issued to, but not received by, or on behalf of each of the Emcore Companies, binders relating to such policies (the “Insurance Policies”).  Seller has provided Buyer with a list, as of the date of this Agreement, of each outstanding claim under the Insurance Policies for an amount in excess of $50,000.  As of the date of this Agreement, all of such Insurance Policies are legal, valid, binding and enforceable and in full force and effect and none of the Emcore Companies is in breach or default with respect to its obligations under such Insurance Policies (including with respect to payment of premiums).  To the Knowledge of Seller, there are no circumstances that exist that would relieve the insurer of any obligation to provide coverage under any of the Insurance Policies and no notice of cancellation has been received with respect to any Insurance Policy which has not been replaced on substantially similar terms prior to the date of such cancellation.  The Insurance Policies comprise all such insurance policies in respect of the Business as the Emcore Companies are required to maintain by Legal Requirements.  All Insurance Policies are with insurance companies reasonably believed by Seller to be financially sound and reputable.  The activities and operations of the Emcore Companies relating to the Business have been conducted in a manner so as to conform in all material respects to all applicable provisions of such Insurance Policies.

2.18 Environmental Matters.

(a) The conduct of the Business is not in violation of any Environmental Law and any past violations with respect to the Business have been resolved without any ongoing or pending costs or obligations.

(b) The Emcore Companies have obtained, and are in compliance with all, Environmental Permits required for the Business and any past non-compliance related to the Business has been resolved without any ongoing or pending costs or obligations.

(c) There has been no Release of any Hazardous Materials arising from or related to the Business that require any Remedial Action pursuant to Environmental Law.

(d) No Emcore Company is conducting or funding any Remedial Action that arises from or in any way is related to the Business.

(e) No Emcore Company has received any written notice from any Governmental Body or other Person of a Proceeding, nor to the Knowledge of Seller is any Proceeding Threatened or pending against any Emcore Company, that relates to, or arises from:

(i) the Business being in violation, or alleged violation, of any Environmental Law; or

(ii) any Liability, or alleged Liability under, any Environmental Law.

(f) The Emcore Companies’ operations at the Leased Real Properties in Alhambra, California and at real property formerly leased or otherwise occupied in Alhambra, California  have not involved the use, storage, Release, or generation of material or waste containing or comprised of chemicals that are (i) the contaminants of concern at the San Gabriel Valley Area 3 Superfund Site (United States Environmental Protection Agency ID No. CAD980818579, the “Superfund Site”), including, but not limited to, Perchloroethene (“PCE”), Trichloroethene (“TCE”), cis 1,2-Dichloroethene and other PCE and TCE degradation products, 1,1-Dichloroethene, carbon tetrachloride, 1,2,3-Trichloropropane, other chlorinated volatile organic compounds, 1,4-Dioxane, Perchlorate, and Nitrate, or (ii) the subject of any outstanding, pending or Threatened Orders or Proceedings by any Governmental Body or other Person relating to Remedial Action.

2.19 Employees.

(a) Section 2.19 of the Seller’s Schedule contains a true, complete and correct list, as of the date of this Agreement, of the names of each employee and independent contractor of the Business who is paid in excess of $25,000 annually, together with each such person’s date of hire, position or function, exempt or non-exempt, furloughed or leave status, annual current rate of compensation, and any entitlement to bonus, commission, severance or other additional compensation.  To the Knowledge of Seller, no employee of the Emcore Companies is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee and any other Person that in any way adversely affects or will adversely affect (i) the performance of his or her duties as an employee of the Acquired Companies or (ii) the ability of any Acquired Company to conduct the Business.

(b) There is no material dispute with respect to the Business pending or, to the Knowledge of Seller, Threatened between any Emcore Company and any of its current or former officers, directors, supervisory personnel or any employee or group of employees.

2.20 Labor Relations; Compliance

No Acquired Company has been or is a party to any collective bargaining agreement.  There is not presently pending or existing, and to the Knowledge of Seller there is not Threatened, with respect to any Acquired Company or the Business (i) any strike, slowdown, picketing, or work stoppage, (ii) any Proceeding against or affecting any Emcore Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, the Department of Labor, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting any of the Emcore Companies or their premises, (iii) any application for certification of a collective bargaining agent or (iv) any internal Seller investigations or Governmental Body investigations relating to any alleged violation of any Legal Requirements by Emcore Companies pertaining to labor relations or employment matters.  To the Knowledge of Seller, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute with respect to the Business.  With respect to the Business, there is no lock-out of any employees by any Emcore Company and no such action is contemplated by any Emcore Company.  The Emcore Companies, with respect to the Business, have complied and are in compliance in all material respects with their own employment policies and all Legal Requirements relating to labor relations and employment matters, including but not limited to, employment status (temporary, leased, independent contractor or otherwise), equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, leave, collective bargaining, withholding and payment of employment taxes, including social security and similar taxes, occupational safety and health, affirmative action, workers’ compensation, disability insurance, unemployment insurance, plant closings, mass layoffs and other terminations.  No Emcore Company is, with respect to the Business, subject to any Order for the payment of any material compensation, damages, taxes, fines, penalties, or other amounts, however designated, or any other Order, for the alleged failure to comply with any of the foregoing Legal Requirements.  With respect to labor relations and employment matters of the Business, each Emcore Company is in compliance with all directives and requests of any Governmental Body, whether in the form of an Order or otherwise.

2.21 Intellectual Property.

(a) Intellectual Property Assets.  The term “Intellectual Property Assets” means:

(i) all fictitious business names, trade names, logos, designs, emblems and product names, registered and unregistered trademarks, service marks, domain names, internet addresses, and applications therefor as may exist anywhere in the world together with the associated goodwill, owned by or licensed to any Emcore Company and used in the Business (collectively, “Marks”);

(ii) all patents and patent applications as may exist anywhere in the world, owned by or licensed to any Emcore Company and used in the Business (collectively, “Patents”);

(iii) all copyrights, including mask works, whether or not registered in both published works and unpublished works as may exist anywhere in the world, owned by or licensed to any Emcore Company and used in the Business (collectively, “Copyrights”); and

(iv) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, plans, drawings, and blue prints as may exist anywhere in the world, owned by or licensed to any Emcore Company and used in the Business (collectively, “Trade Secrets”).

(b) Agreements.

Section 2.21(b) of the Seller’s Schedule contains a true, complete and correct list, as of the date of this Agreement, of all Material Contracts relating to the Intellectual Property Assets to which any Emcore Company is a party or by which any Emcore Company is bound, except for any license implied by the sale of a product, outbound licenses to any Intellectual Property Assets pursuant to any Emcore Company’s standard form(s) of outbound license agreements, copies of which have been provided to Buyer, and licenses for commonly available software programs with a value of less than $50,000 or open source software programs under which an Emcore Company is the licensee.  There are no outstanding and, to the Knowledge of Seller, no Threatened claims of material breach by any Emcore Company with respect to any Material Contract set forth on Section 2.21(b) of the Seller’s Schedule.

(c) Patents.

(i) Section 2.21(c) of the Seller’s Schedule contains a true, complete and correct list, as of the date of this Agreement, of all Patents, including the application or registration number, title, jurisdiction in which the application was made or from which registration issued, date of application and date of issuance (if issued), and names of all current applicant(s) and registered owners(s) (as applicable).  One or more of the Emcore Companies is, and as of the Closing one or more of the Acquired Companies will be, the owner of all right, title, and interest in and to each of the Patents (other than Patents licensed to an Emcore Company), free and clear of all Encumbrances and other adverse claims.

(ii) All of the issued Patents are currently in material compliance with formal Legal Requirements, and are valid and subsisting and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the date of this Agreement.

(iii) All products made, used or sold under the Patents have been marked with proper patent notice.

(iv) To the Knowledge of Seller, no product of the Business infringes any third party patent rights, except where such infringement would not have a material adverse effect on the Business.

(v) No Patent has been or is now involved in any interference, reissue, re-examination, or opposition proceeding.  To the Knowledge of Seller, there is no patent or patent application of any third party interfering with any Patent.

(d) Trademarks.

(i) Section 2.21(d) of the Sellers’ Schedule contains a true, complete and correct list, as of the date of this Agreement, including jurisdictions where applied for or registered (if applicable), of all (A) registered Marks, (B) applications for registration of Marks and (C) material unregistered Marks.  One or more of the Emcore Companies is, and as of the Closing one or more of the Acquired Companies will be, the owner of all right, title, and interest in and to each of the Marks, free and clear of all Encumbrances and other adverse claims.

(ii) No Mark has been or is now involved in any opposition, invalidation or cancellation proceedings.

(iii) To the Knowledge of Seller, no Mark infringes any third party trademark rights, except where such infringement would not have a material adverse effect on the Business.

(iv) All products, materials and services rendered under a Mark have been and are properly marked in accordance with Legal Requirements.

(e) Copyrights.

(i) Section 2.21(e) of the Sellers’ Schedule contains a true, complete and correct list, as of the date of this Agreement, of all registered Copyrights, including jurisdictions where registered.  All registered Copyrights are currently in compliance with all Legal Requirements, are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the date of this Agreement.  One or more of the Emcore Companies is, and as of the Closing one or more of the Acquired Companies will be, the owner of all right, title, and interest in and to each of the Copyrights listed in Section 2.21(e) of the Seller’s Schedule and unregistered mask works which are Copyrights, free and clear of all Encumbrances and other adverse claims.

(ii) To the Knowledge of Seller, no Copyright infringes any third party copyrights, except where such infringement would not have a material adverse effect on the Business.

(f) Trade Secrets.

(i) The Emcore Companies have taken all commercially reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.  As of the date of this Agreement, one or more of the Emcore Companies has, and as of the Closing one or more of the Acquired Companies will have, good title to the Trade Secrets (other than Trade Secrets licensed to Seller) and an absolute (but not necessarily exclusive) right to use the Trade Secrets.

(ii) The Trade Secrets are not part of the public domain, and, to the Knowledge of Seller, have not been used, divulged, or appropriated to the detriment of the Business.

(g) To the Knowledge of Seller (i) the Business as currently conducted does not infringe or otherwise violate any Person’s marks, patents, copyrights or trade secrets in any manner that could materially and adversely affect the Business and the Acquired Companies’ operation of the Business after the Closing in the same manner as previously conducted by any Emcore Company, (ii) there is no claim Threatened against any Emcore Company related to any infringement, violation or misuse of any Person’s marks, patents, copyrights or trade secrets and (iii) no Person is materially infringing or otherwise materially violating any Intellectual Property Assets, and no such infringement claims are Threatened against any Person by any Emcore Company.

(h) All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception, reduction to practice or development of any Intellectual Property Asset, have so contributed or participated either (i) in a “work for hire” arrangement or agreement with Seller or an Emcore Company, in accordance with applicable Law, that by its terms accords Seller or an Emcore Company full, effective, exclusive and original ownership of, and all right, title and interest in and to, all tangible and intangible property included in the Intellectual Property Assets; or (ii) under appropriate instruments of assignment in favor of Seller or an Emcore Company as assignee that by their terms convey to Seller or an Emcore Company full, effective and exclusive ownership of all right, title and interest in and to all tangible and intangible property included in the Intellectual Property Assets.

2.22 Accounts; Safe Deposit Boxes; Powers of Attorney and Directors and Officers

.  Section 2.22 of the Seller Schedule sets forth, as of the date of this Agreement, (a) a true and correct list of all bank and savings accounts, certificates of deposit and safe deposit boxes of each Acquired Company and those Persons authorized to sign thereon, (b) true and correct copies of all corporate borrowing, depository and transfer resolutions of each Acquired Company and those Persons entitled to act thereunder, (c) a true and correct list of all powers of attorney granted by each Acquired Company and those Persons authorized to act thereunder and (d) a true and correct list of all officers and directors of each Acquired Company.

2.23 Suppliers

.  To the Knowledge of Seller, since the Pro Forma Balance Sheet Date, no Emcore Company has entered into any Contract with respect to the Business for the purchase of goods or services other than in the Ordinary Course of Business.  Section 2.23 of the Seller’s Schedule sets forth a list of the top twenty (20) (by total cost to the Emcore Companies with respect to the Business) suppliers of goods and services to the Business for each of the twelve months ended December 31, 2009 and December 31, 2008.  Since the Pro Forma Balance Sheet Date, no supplier of goods and services named in Section 2.23 of the Seller’s Schedule has terminated or has indicated the intention to terminate their relationship with the Company.

2.24 Customers

.  Section 2.24 of the Seller’s Schedule sets forth a list of the top twenty (20) (by revenue to the Emcore Companies) customers of the Business for each of the twelve months ended December 31, 2009 and December 31, 2008.  Since the Pro Forma Balance Sheet Date, no customer named in Section 2.24 of the Seller’s Schedule has terminated or has indicated the intention to terminate their relationship with the Company.

2.25 Certain Payments

.  No Emcore Company nor, to the Knowledge of Seller, any director, officer, agent, or employee of any Emcore Company or any Person acting for or on behalf of any Emcore Company, has, with respect to the Business, directly or indirectly, (a) made any contribution, gift, bribe, rebate, payoff, influence payment or kickback, or has made, authorized, offered or promised to make any other payment, gift or transfer of anything of value to any Person, private or public, regardless of form, whether in money, property, or services in violation of Anti-Bribery Law or other Legal Requirement, or (b) established or maintained any fund or asset, or made any payment or entered into any other transaction, that has not been recorded appropriately and accurately in the books and records of the Emcore Companies.

2.26 Disclosure

.  No representation or warranty of Seller contained in this Agreement or in any Ancillary Agreement, and no statement contained in the Seller’s Schedule and the Fixed Assets List, contains or will contain when delivered any material untrue statement of fact, or to the knowledge of Seller, omits or will omit to state when delivered any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading in all material respects.

2.27 Brokers or Finders

.  No Emcore Company has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or any Ancillary Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

3.1 Organization and Good Standing

.  Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization.

3.2 Authority; No Conflict.

(a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms subject, as to enforcement, to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors’ rights generally and general principles of equity.  Upon the execution and delivery by Buyer of each Ancillary Agreement (other than the CFD Loan Agreement) to be executed or delivered by Buyer at Closing, each such Ancillary Agreement will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms.  Buyer has all necessary corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements (other than the CFD Loan Agreement) to be executed and delivered by Buyer at the Closing and to perform its obligations under this Agreement and such Ancillary Agreements and the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Buyer.

(b) Neither the execution and delivery of this Agreement, nor any of the Ancillary Agreements, by Buyer nor the consummation or performance of any of the transactions contemplated herein, or therein, by Buyer will, directly or indirectly (with or without notice or lapse of time):

(i) conflict with or result in a violation of (A) any provision of Buyer’s Organizational Documents or (B) any resolution adopted by the board of directors or stockholders of Buyer;

(ii) except for the need to obtain PRC Approvals, conflict with, or result in a violation of, any Legal Requirement or Order to which Buyer may be subject or give any Governmental Body the right to challenge any of the transactions contemplated by this Agreement or any of the Ancillary Agreements or to exercise any remedy, obtain any relief under or revoke or otherwise modify any rights held under any such Legal Requirement; or

(iii) give any Person the right to prevent, delay, or otherwise interfere with any of the transactions contemplated herein or in any Ancillary Agreement pursuant to any Contract to which Buyer is a party or by which Buyer may be bound.

(c) Other than the PRC Approvals, Buyer is not and will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or any of the Ancillary Agreements or the consummation or performance of any of the transactions contemplated herein or therein.

3.3 Certain Proceedings

.  There is no pending Proceeding that has been commenced against Buyer or that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated herein or in any of the Ancillary Agreements.  To the Knowledge of Buyer, no such Proceeding has been Threatened.

3.4 Investment Intent; Ability to Evaluate and Bear Risks

.  Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.  Buyer is able to bear the economic risk of holding the Shares for an indefinite period, and has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of the investment in the Shares.

3.5 Brokers or Finders

.  Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or any Ancillary Agreement.

3.6 Financing

.  Buyer will have on the Closing Date, funds in its possession in an amount sufficient to enable it to (i) pay the Estimated Purchase Price and (ii) pay all fees and expenses required to be paid by Buyer in connection with the transactions contemplated by this Agreement.

3.7 No Military Affiliation.  Buyer has no affiliation with nor is it controlled by the military of the People’s Republic of China.

ARTICLE IV

COVENANTS OF SELLER PRIOR TO CLOSING DATE

4.1 Access and Investigation

.  Subject to any Legal Requirement, between the date of this Agreement and the Closing Date, Seller will, and will cause each of the other Emcore Companies and its representatives to, (a) afford Buyer and its representatives and prospective lenders and their representatives (collectively, “Buyer’s Advisors”) reasonable access during normal business hours to each Emcore Company’s personnel, properties, Contracts, books and records, Tax Returns (excluding Emcore’s consolidated income Tax Returns) and other documents and data relating to the Business, (b) furnish Buyer and Buyer’s Advisors with copies of all such Contracts, books and records, and other existing documents and data relating to the Business as Buyer may reasonably request and (c) furnish Buyer and Buyer’s Advisors with such additional financial, operating, and other data and information (including but not limited to monthly balance sheet, profit and loss statement, back-log and cash flow statement) as Buyer may reasonably request, in each case, so long as such actions (1) do not materially interfere with the business of the Emcore Companies and (2) would not violate any Legal Requirement.

4.2 Operation of the Business

.  Except as otherwise provided or contemplated by this Agreement (including the Restructuring Plan) or the Ancillary Agreements or required by any applicable Legal Requirement, between the date of this Agreement and the Closing Date, Seller will, and will cause each of the other Emcore Companies to:

(a) conduct the Business in the Ordinary Course of Business;

(b) separately account for all cash and cash equivalents generated by the Business, inventory, accounts payables and accounts receivables, and all other assets and liabilities (including all movements thereof) and all cash and cash equivalents generated by the Business shall be applied to discharge accounts payables and liabilities of the Business arising in the Ordinary Course of Business consistent with the usual and customary conduct of the Business.

(c) maintain a level and quality of Inventory and supplies, raw materials and spare parts that is sufficient for the normal operation of the Business in accordance with past practice;

(d) use commercially reasonable efforts to (i) maintain the relations and goodwill with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Emcore Companies relating to the Business so that the Business shall be unimpaired in every material respect at Closing (ii) maintain the facilities and assets owned, leased or used in connection with the Business in the same state of repair, order and condition as they are on the date of this Agreement (except for reasonable wear and tear) and (iii) complete the Restructuring;

(e) send a letter to LSI Corporation confirming their statement made on a conference call dated 1 February 2010 that, as between LSI Corporation and Seller, the environmental condition at the Alhambra, CA facility and the Superfund Site is the responsibility of LSI Corporation, and that LSI Corporation will indemnify Seller against such liability as provided under the transaction documents between Seller and Agere Systems, Inc.;

(f) use reasonable commercial efforts to renegotiated the master leases for the Alhambra, CA facility to clarify the environmental conditions on the site and the associated liabilities which pre-date Seller’s occupancy of the site, provided that Seller shall not be obligated to incur substantial direct or indirect costs associated with renegotiation of such leases; and

(g) as promptly as practicable after the date of this Agreement, Seller will use commercially reasonable efforts to fund the initial draw down of $2,000,000 by the Company pursuant to the Emcore Loan Agreement.

In addition, prior to Closing, Seller shall establish new Plans (which shall be Acquired Company Plans to take effect from Closing), or ensure that immediately after the Closing the employees of the Acquired Companies can participate under existing Plans as provided in the Transition Services Agreement, for the benefit of the Business employees that provide benefits (other than equity compensation) which are substantially similar to the benefits provided under the comparable Plans (excluding equity plans) maintained by the Emcore Companies.  Notwithstanding anything in this Agreement to the contrary, nothing contained herein shall (i) be treated as an amendment to any particular employee benefit plan of Buyer or Seller or the Company, (ii) obligate Buyer or any of its Affiliates (including the Company or any other Acquired Company) to (A) maintain any particular benefit plan or arrangement or (B) retain the employment of any particular employee, (iii) prevent Buyer, the Company or any of their Affiliates from amending or terminating any benefit plan or arrangement, or (iv) give any third party the right to enforce any of the provisions of this Agreement.

4.3 Negative Covenant

.  Except as otherwise permitted or contemplated by this Agreement (including the Restructuring Plan) or any Ancillary Agreement or required by any applicable Legal Requirement, between the date of this Agreement and the Closing Date Seller will not, and will cause each other Emcore Company not to, without the prior Consent of Buyer:

(a) take, or fail to take, any commercially reasonable action, as a result of which any of the changes or events listed in Section 2.15 would occur;

(b) adopt or establish any new employee benefit plans for employees of the Business or amend an Acquired Company Plan to the extent that such action would result in an Acquired Company Plan providing a level of benefits that is materially greater than the level of benefits currently provided to employees of the Business under the comparable Plan maintained by the Emcore Companies;

(c) enter into any consulting Contract with respect to the Business which would become a Liability of the Acquired Companies following the Closing and providing for payments in excess of $200,000 in aggregate;

(d) if it may affect an Acquired Company, make any material Tax election or settlement or compromise of any material Tax Liability or refund, make any change in any annual Tax accounting period or method of Tax accounting, file any material amendment to a Tax Return, enter into any closing agreement relating to any material Tax, surrender any right to claim a Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment; or

(e) enter into any material contract or transaction relating to the Business or the Acquired Companies with any Affiliate, director or officer of Seller that is outside of the Ordinary Course of Business.

provided that Seller may, and may cause the Emcore Companies to grant rights to retention, severance or termination pay to, or enter into any new (or amend any existing) employment, retention, severance or other Contract with, any employee, director, officer, agent or consultant of an Emcore Company who will be employed or engaged by an Acquired Company as may be required by Legal Requirement or where the effect of any of the foregoing would not increase the total staff costs of the Business by more than five percent (5%) per annum.

4.4 Notification

.  Between the date of this Agreement and the Closing Date, Seller will notify Buyer as soon as practicable in writing if Seller becomes aware of any fact or condition that causes or constitutes a material Breach of any of Seller’s representations and warranties as of the date of this Agreement and of the occurrence of any material Breach of any covenant of Seller in this Article IV or of the occurrence of any event that may make the satisfaction of the conditions in Article VII impossible or unlikely.  Notwithstanding anything herein to the contrary, no notice provided pursuant to this Section 4.4 shall limit or otherwise affect the remedies available hereunder to the party receiving such notice, or the representations or warranties of, or the conditions to the obligations of, the parties hereto.

4.5 Consultation

.  In connection with the continuing operation of the Business between the date of this Agreement and Closing, to the extent not reasonably believed by Seller to be prohibited by Legal Requirements, Seller shall use reasonable efforts to consult in good faith on a regular and frequent basis with one or more designated representatives of Buyer, to report material operational developments and the general status of ongoing operations pursuant to procedures reasonably requested by Buyer or such representatives.  Seller acknowledges that any such consultation (or any information shared in connection therewith) shall not constitute a waiver by Buyer of any rights it may have under this Agreement, and that Buyer shall not have any liability or responsibility for any actions of Seller or any of its officers or directors with respect to matters that are the subject of such consultations unless Buyer expressly consents to such action in writing.

4.6 Required Approvals

.  Except as otherwise permitted by this Agreement, as promptly as practicable after the date of this Agreement, Seller will, and will cause each other Emcore Company to, (a) make all filings required by Legal Requirements to be made by it in order to consummate the transactions contemplated herein and (b) make commercially reasonable efforts to obtain all Consents required to be obtained by Seller or the other Emcore Companies to consummate the transactions contemplated hereby.  Between the date of this Agreement and the Closing Date, Seller will, and will cause each other Emcore Company to, (i) reasonably cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the transactions contemplated herein, and (ii) reasonably cooperate with Buyer in obtaining all Consents identified in Schedule 3.2.

4.7 Acquisition Proposals.

(a) Seller agrees that, except as expressly contemplated by this Agreement or with respect to a Seller Sale Proposal, Seller shall not and shall cause the Emcore Companies and its and their respective officers, directors, investment bankers, attorneys, accountants, financial advisors, agents and other representatives (collectively, “Representatives”) not to (i) directly or indirectly initiate, solicit, knowingly encourage or facilitate (including by way of furnishing information) any inquiries or the making or submission of any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to Seller or any Emcore Company or afford access to the properties, books or records of Seller or any Emcore Company to any Person that has made an Acquisition Proposal or to any Person in contemplation of an Acquisition Proposal, or (iii) accept an Acquisition Proposal or enter into any agreement (A) constituting or related to, or that is intended to or could reasonably be expected to lead to, any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to this Section 4.7(a)) or (B) requiring, intended to cause, or which could reasonably be expected to cause Seller to abandon, terminate or fail to consummate the sale of the Shares pursuant to this Agreement (each an “Acquisition Agreement”).  Notwithstanding anything to the contrary in this Agreement, Seller and the Board of Directors of Seller (the “Board”) may take any actions described in clause (ii) of this Section 4.7(a) with respect to a third party if (x) Seller receives a written Acquisition Proposal from such third party (and such Acquisition Proposal was not during such time period initiated, solicited, knowingly encouraged or facilitated by Seller or any of its Representatives) and (y) such proposal constitutes, or the Board determines in good faith (after consultation with its financial advisors and outside legal counsel) that such proposal could reasonably be expected to lead to, a Superior Proposal, provided that Seller shall not deliver any information to such third party without entering into a customary confidentiality agreement.  Nothing contained in this Section 4.7 shall prohibit Seller or the Board from taking and disclosing to Seller’s stockholders a proposition with respect to an Acquisition Proposal pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, in either case to the extent required by applicable Legal Requirement.

(b) Neither (i) the Board nor any committee thereof shall directly or indirectly (A) withdraw (or amend or modify in a manner adverse to Buyer), or publicly propose to withdraw (or amend or modify in a manner adverse to Buyer), the approval or recommendation by the Board of this Agreement and the sale of the Shares pursuant to this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal (any action described in this clause (i) being referred to as a “Seller Adverse Recommendation Change”) nor (ii) shall Seller execute or enter into an Acquisition Agreement.  Notwithstanding the foregoing, subject to Seller’s compliance at all times with the provisions of this Section 4.7, (Y) in response to a Seller Sale Proposal, the Board or any committee thereof may make a Seller Adverse Recommendation Change if the Board or any committee thereof determines in good faith, after consultation with outside legal counsel, that it is required for purposes of fulfilling its fiduciary duties under applicable Legal Requirements, or (Z) in response to a Superior Proposal, the Board or any committee thereof may make a Seller Adverse Recommendation Change and/or enter into an Acquisition Agreement; provided, however, that Seller shall not be entitled to exercise its right under this clause (Z) to make a Seller Adverse Recommendation Change and/or enter into an Acquisition Agreement in response to a Superior Proposal (aa) until fifteen (15) Business Days after Seller provides written notice to Buyer (a “Seller Notice”) advising Buyer that the Board or any committee thereof has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, and identifying the Person or group making such Superior Proposal and (bb) if during such fifteen (15) Business Day period, Buyer proposes any alternative transaction (including any modifications to the terms of this Agreement), unless the Board or any committee thereof determines in good faith (after consultation with its financial advisors and outside legal counsel, and taking into account all financial, legal, and regulatory terms and conditions of such alternative transaction proposal) that such alternative transaction proposal is not at least as favorable to Seller and its stockholders as the Superior Proposal (it being understood that any change in the financial or other material terms of a Superior Proposal shall require a new Seller Notice and a new fifteen (15) Business Day period under this Section 4.7(b)).

(c) As promptly as practicable after receipt thereof, Seller shall advise Buyer in writing of any request for information or any Acquisition Proposal received from any Person, or any inquiry, discussions or negotiations with respect to any Acquisition Proposal, and the terms and conditions of such request, Acquisition Proposal, inquiry, discussions or negotiations, and Seller shall promptly provide to Buyer copies of any written materials received by Seller in connection with any of the foregoing, and the identity of the Person or group making any such request, Acquisition Proposal or inquiry or with whom any discussions or negotiations are taking place.  Seller agrees that it shall simultaneously provide to Buyer any non-public information concerning itself or its subsidiaries provided to any other Person or group in connection with any Acquisition Proposal which was not previously provided to Buyer.  Seller shall keep Buyer fully informed of the status of any Acquisition Proposals (including the identity of the parties and price involved and any changes to any material terms and conditions thereof).  Seller agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it is a party.

(d) For purposes of this Agreement “Acquisition Proposal” shall mean any bona fide proposal, whether or not in writing, for the direct or indirect acquisition or purchase of a business or assets that constitute 90% or more of the net revenues, net income or the assets (based on fair market value thereof) of the Business, but specifically excluding any (i) direct or indirect acquisition or purchase of any class of equity securities or capital stock of Seller, (ii) merger, consolidation, business combination, tender offer, exchange offer, recapitalization or other similar transaction involving a Person that if consummated would result in such Person beneficially owning 50% or more of any class of equity securities of Seller (a “Seller Sale Proposal”) and (iii) the transactions contemplated by this Agreement.  The term “Superior Proposal” shall mean any bona fide written Acquisition Proposal for the direct or indirect acquisition or purchase of a business or assets that constitute 90% or more of the net revenue, net income or the assets (based on fair market value thereof) of the Business made by a third party on terms which a majority of the Seller’s Board or any committee thereof determines in good faith (after consultation with its financial advisors and outside legal counsel, and taking into account all financial, legal and regulatory terms and conditions of the Acquisition Proposal and this Agreement (including any modifications to the terms of this Agreement) proposed by any other party in response to such Superior Proposal, including any conditions to and expected timing of consummation, and any risks of non-consummation, of such Acquisition Proposal) to be superior to Seller and its stockholders as compared to the transactions contemplated hereby (including any modifications to the terms of this Agreement proposed by the Buyer pursuant to this Section 4.7(b)).

4.8 Commercially Reasonable Efforts

.  Except as otherwise permitted by this Agreement, between the date of this Agreement and the Closing, Seller will use, and will cause each Acquired Company to use, its commercially reasonable efforts to cause the conditions in Articles VII and VIII to be satisfied and to cause the Closing to occur as soon as reasonably practicable, including taking all commercially reasonable actions necessary to comply promptly with Legal Requirements that may be imposed on it or any Emcore Company with respect to the Closing.  Notwithstanding the foregoing, Seller may take any of the actions permitted by Section 4.7, and such actions shall not constitute a Breach of this Agreement.

ARTICLE V

COVENANTS OF BUYER PRIOR TO CLOSING DATE

5.1 Notification

.  Between the date of this Agreement and the Closing Date, Buyer will notify Seller as soon as practicable in writing if Buyer becomes aware of any fact or condition that causes or constitutes a material Breach of any of Buyer’s representations and warranties as of the date of this Agreement and of the occurrence of any material Breach of any covenant of Buyer in this Article V or of the occurrence of any event that may make the satisfaction of the conditions in Article VIII impossible or unlikely.  Notwithstanding anything herein to the contrary, no notice provided pursuant to this Section 5.1 shall limit or otherwise affect the remedies available hereunder to the party receiving such notice, or the representations or warranties of, or the conditions to the obligations of, the parties hereto.

5.2 Required Approvals

.  Except as otherwise permitted by this Agreement, as promptly as practicable after the date of this Agreement, Buyer will (a) make all filings required by Legal Requirements to be made by it to consummate the transactions contemplated herein and (b) make commercially reasonable efforts to obtain all Consents required to be obtained by Buyer to consummate the transactions contemplated hereby.  Between the date of this Agreement and the Closing Date, Buyer will (i) reasonably cooperate with Seller with respect to all filings and applications that the Emcore Companies elect to make or are required by Legal Requirements to make in connection with the transactions contemplated herein (including but not limited to obtaining export control licenses from the U.S. Department of Commerce in respect of the Export Controlled Technologies and approval by CFIUS in respect of the transaction contemplated under this Agreement, and (ii) reasonably cooperate with Seller in obtaining all Consents identified in Section 2.2 of the Seller’s Schedule, provided that Seller shall (upon production of relevant invoice) reimburse or pay on behalf of Buyer (as Buyer may direct in writing) in full for all attorney’s expenses outside of the PRC reasonably and properly incurred by Buyer in connection with obtaining export control licenses for the Export Controlled Technologies and approval by CFIUS, up to a maximum of $100,000.

5.3 Commercially Reasonable Efforts

.  Between the date of this Agreement and the Closing, Buyer will use its commercially reasonable efforts to cause the conditions in Articles VII and VIII to be satisfied and to cause the Closing to occur as soon as reasonably practicable, including taking all commercially reasonable actions necessary to comply promptly with Legal Requirements that may be imposed on it with respect to the Closing.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Tax Returns and Transfer Taxes.

(a) Seller’s Consolidated Income Tax Returns.  Seller shall, at its own expense, prepare and file, or cause to be prepared and filed, all Tax Returns (including amended Tax Returns) of the Acquired Companies that are income Tax Returns and are prepared on a consolidated, unitary, or combined basis and that include Seller for all taxable periods ending on or before the Closing Date.  Any Tax Returns prepared by Seller for any taxable period ending on or prior to the Closing (including any amended Tax Returns) shall be prepared in a manner consistent with past practice (except as required by Legal Requirements) during the taxable periods ending on or prior to the Closing.  Seller shall timely pay, or cause to be paid, any such Taxes shown as due on such Tax Returns.

(b) Other Returns.  Buyer and Seller shall cause the Acquired Companies to, at the Acquired Companies’ own expense, prepare and file, or cause to be prepared and filed, all Tax Returns of the Acquired Companies (other than the Tax Returns that are prepared by Seller pursuant to Section 6.1(a) above) that are required to be filed after the Closing with respect to taxable periods beginning on or before the Closing Date or any period commencing after the Closing, and, subject to the right to payment from Seller pursuant to this Section, Buyer and Seller shall cause the Acquired Companies to pay, all Taxes shown as due on those Tax Returns.  Seller shall reimburse the Acquired Companies for all Taxes shown on Tax Returns of the Acquired Companies (other than the Tax Returns that are prepared by Seller pursuant to Section 6.1(a) above) for all periods (or portions thereof) ending on or prior to the Closing Date which are filed after the Closing Date, but Seller shall be credited for any estimated tax payments made by it prior to Closing.  For Tax periods which begin before the Closing Date and end after the Closing Date (a “Straddle Period”), Seller shall reimburse Buyer for an amount equal to the Pre-Closing Taxes due with respect to any such Tax Returns filed by the Acquired Companies and payable by such Acquired Companies.  Seller shall also reimburse Buyer for all costs and expenses incurred by Buyer or any of its Affiliates with respect to the preparation and filing of any Tax Returns of the Acquired Companies for any taxable period ending on or prior to the Closing Date and for a pro rata share of any Tax Returns of the Acquired Companies for a Straddle Period.  Any amounts owed by Seller to Buyer or the Acquired Companies pursuant to this Section 6.1(b) shall be paid by Seller within thirty (30) Business Days of Buyer’s request therefor.  Buyer and Seller shall cause each Acquired Company to timely pay all such Taxes on or prior to their due date.  With respect to a Straddle Period, such Pre-Closing Taxes shall be calculated as follows:  for purposes of this Section 6.1(b), in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Taxes that relates to the portion of the Straddle Period ending on or prior to the Closing Date shall (A) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period from the first day of the Straddle Period through and including the Closing Date, and the denominator of which is the number of days in the entire Straddle Period and (B) in the case of any Taxes based upon or related to income or receipts, be deemed equal to the amount that would be payable if the relevant Straddle Period ended on the Closing Date, using the “closing of the books” method of accounting.

(c) Amended Returns.  Unless required by Legal Requirements, Buyer shall not (nor shall it cause or permit the Acquired Companies to) amend, re-file or otherwise modify any Tax Return relating in whole or in part to the Acquired Companies with respect to any taxable year or period ending on or before the Closing Date, or that includes the Closing Date, without the prior written Consent of Seller, not to be unreasonably withheld or delayed.

(d) Tax Proceedings.  In the event Buyer or any Acquired Company receives notice of any pending or Threatened Tax audits or assessments by any Tax authority or other disputes concerning Taxes with respect to which Seller or its Affiliates may incur Liability under this Agreement, the party in receipt of such notice shall promptly notify Seller of such matter in writing.  Seller shall have the right, at its own expense, to represent the interests of the Acquired Companies in any such Tax audit or administrative or court proceeding to the extent relating to Taxes for which Seller is liable under this Agreement if Seller acknowledges in writing to Buyer its responsibility for any such Liability which may result.  Seller shall promptly commence and diligently pursue any such contest.  Buyer shall have the right to observe the proceedings with its own counsel and to receive copies of all materials relevant to the proceedings.  Seller shall not settle or compromise any such claim, accept any final determination or resolution or agree to any payment, refund or credit of Tax without the written consent of Buyer (which shall not be unreasonably withheld or delayed).  To the extent they reasonably are needed in connection with the proceedings, Buyer shall make officers, employees, agents, auditors and representatives of the Acquired Companies available to Seller at Seller’s expense at mutually convenient times and places.

(e) Cooperation on Tax Matters.  Buyer, the Acquired Companies, and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of all Tax Returns (including any amended Tax Return or claim for refund) and any audit, litigation, or other proceeding with respect to Taxes.  Buyer and Seller further agree to use commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed.

(f) Tax Sharing Agreements.  All Tax sharing agreements or similar agreements, if any, between any of the Acquired Companies and any other Affiliate of Seller shall be terminated as of the Closing Date and, after the Closing, none of the Acquired Companies, nor Seller, nor any Affiliate thereof, shall be bound thereby or have any Liability thereunder and no payments (or any other obligations) that are owed by or to the Acquired Companies pursuant thereto shall be required to be made (or performed) thereunder.

(g) Transfer Taxes.  Buyer and Seller each shall be responsible for and shall pay 50% of all documentary stamp Taxes, recording charges and other similar Taxes, if any, in respect of the sale of the Shares to Buyer.  Seller shall be responsible for any income Taxes, capital gain Taxes or other similar Taxes, if any, in respect of the sale of the Shares to Buyer. Each of the parties hereto shall prepare and file, and shall fully cooperate with each other party with respect to the preparation and filing of, any Tax Returns and other filings relating to any such Taxes or charges as may be required.

6.2 Other Intercompany Arrangements; Third Party Assurances.

(a) Except as otherwise expressly contemplated by this Agreement (including the Restructuring Plan) or the Ancillary Agreements, all Contracts, whether written, oral or otherwise, which are solely between the Acquired Companies, on the one hand, and Seller and its Affiliates (excluding the Acquired Companies), on the other hand, shall be terminated and of no further effect, simultaneously with the Closing without any further action on the part of the parties thereto, including, without limitation, any promissory notes, interest bearing liabilities, shareholder loans, accounts receivables and payables, and other intercompany charges.  For the avoidance of doubt, as of the Closing Date, none of the Company nor any of the other Acquired Companies shall owe or have outstanding any of the aforementioned liabilities towards Seller or any of its Affiliates, except for those arising in the Ordinary Course of Business.

(b) Seller shall use its commercially reasonable efforts to ensure that as soon as reasonably practicable after Closing, each Acquired Company is released from all Third Party Assurances given by such Acquired Company in respect of obligations of any Emcore Company (other than an Acquired Company).  Pending release of any Third Party Assurance, Seller shall indemnify Buyer and each of its Affiliates (including the Acquired Companies) against any and all Damages arising after Closing under or by reason of any such Third Party Assurances.

(c) Buyer and Seller shall each use its commercially reasonable efforts to ensure that as soon as reasonably practicable after Closing, each Emcore Company (other than an Acquired Company) is released from all Third Party Assurances given by such Emcore Company in respect of the obligations of any Acquired Company.  Pending release of any such Third Party Assurance, Buyer shall indemnify such Emcore Company against any and all Damages arising after Closing under or by reason of any such Third Party Assurance.

6.3 Excluded Insurance Policies; Continued Product Liability Insurance.

(a) Buyer shall not, and shall cause its Affiliates (including the Acquired Companies after the Closing) not to, assert, by way of claim, action, litigation or otherwise, any right to any Excluded Insurance Policy or any benefit under any Excluded Insurance Policy.  Seller and its Affiliates (other than the Acquired Companies) shall retain all right, title and interest in and to the Excluded Insurance Policies, including the right to any credit or return premiums due, paid or payable in connection with the termination thereof; provided, however, that to the extent any returned premiums have been paid by an Acquired Company, such returned premiums shall belong to Buyer.

(b) Promptly upon the Closing and except as otherwise provided herein, Buyer shall release, and shall cause its Affiliates, including the Acquired Companies, to release, all rights to all Excluded Insurance Policies that covered the Acquired Companies prior to the Closing Date.  All Excluded Insurance Policies issued prior to the Closing Date in the name of or to the Acquired Companies shall remain with Seller or its Affiliates (other than the Acquired Companies).  Notwithstanding anything to the contrary herein, (i) if any Insurance Policy (including any Excluded Insurance Policy) is occurrence-based and provides coverage to an Acquired Company or (ii) provides coverage to an Acquired Company in respect of an outstanding insurance claim, then the parties shall use commercially reasonable efforts to provide the benefits of such coverage to the applicable Acquired Companies.  In furtherance of and without limiting the foregoing, Seller shall and shall cause its Affiliates to (in each case, promptly upon the request of Buyer)  (i) provide copies of any Excluded Insurance Policy to Buyer for the sole purposes of determining whether a potential claim may be covered thereunder, (ii) to the extent Buyer reasonably believes such potential claim would be covered under an Excluded Insurance Policy, submit such claim to the applicable insurance company and take all reasonable action to have such claim promptly processed, (iii) upon receipt by Seller or its Affiliates of any proceeds received pursuant to an Excluded Insurance Policy in connection with the foregoing, remit such proceeds to the applicable Acquired Company within ten (10) Business Days and (iv) otherwise keep Buyer reasonably informed, and take any other action as may be reasonably requested by Buyer, in respect of the foregoing.

6.4 Litigation Support

.  So long as any party actively is contesting or defending against any Proceeding in connection with (a) the transactions contemplated hereby or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business or any Acquired Company, each other party will cooperate with such party and such party’s counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as will be reasonably necessary in connection with the contest or defense, at the sole cost and expense of the contesting or defending party (subject to any indemnification rights under Article X). For the avoidance of doubt, unless the Acquired Companies have assumed the same under this Agreement, none of the Acquired Companies shall be liable for any judgment, award or order for damages of any court or tribunal or other Governmental Body relating to any Proceeding (whether or not relating to the Business and whether arising before or after the date of this Agreement) against Seller or any of its Affiliates or any damage or compensation payment, settlement pay-out or any other costs (including but not limited to attorney’s costs) in connection with such Proceeding, and Seller shall indemnify and hold Buyer and the Acquired Companies harmless against such liabilities, damage or compensation payments, settlement pay-outs and other costs in connection with any matter or event arising prior to Closing.

6.5 Additions to and Modification of Schedules; Notification

.  Except as otherwise provided by this Agreement or the Ancillary Agreements, if, from the date hereof, any of the information in the Seller’s Schedule or any other schedule of Seller is not true, accurate and complete in all material respects on and as of such date, Seller shall have the continuing obligation until Closing promptly (a) to notify Buyer in writing with respect to any matter arising subsequent to the date hereof that, if existing at the date of this Agreement, would have been required to be set forth or described in the Seller’s Schedule and (b) to amend or supplement such schedules to make additions to or modifications of such schedules necessary to make the information set forth therein true, accurate and complete in all material respects; provided, however, that, except as consented to in writing by Buyer, no such amendment or supplement shall have any effect for the purpose of determining the satisfaction of the conditions set forth in Article VII and no such amendment or supplement to the Seller’s Schedule shall have any effect for the purpose of determining any right to indemnification.

6.6 Non-Solicitation and Non-Competition.

(a) For the period commencing on the Closing Date and ending on the date three (3) years after the Closing Date, Seller agrees with Buyer, and for the benefit of the Company, that it will not, and it will cause the other Emcore Companies not to, directly or indirectly, without the prior written consent of Buyer, hire any employee of the Acquired Companies, or persuade or solicit any such employee to leave the employ of the Acquired Companies, or to become employed by the Emcore Companies.  Notwithstanding the foregoing, Seller and the other Emcore Companies shall not be precluded from soliciting for employment, hiring or employing any such employee who has been terminated by an Acquired Company or has terminated his or her employment with an Acquired Company before Seller or the other Emcore Companies commences employment discussions with such employee.

(b) None of Seller or any of the other Emcore Companies shall at any time during the period commencing on the Closing Date and ending on the date three (3) years after the Closing Date, other than through the Acquired Companies, directly or indirectly, develop, own, manage, control or operate, or participate in the development, ownership, management, control or operation of, any business engaged in the Business as conducted by the Emcore Companies as of the Closing.  For purposes of this Section 6.6, ownership by Seller or any other Emcore Company of an aggregate of 5% or less of any class of securities of any Person shall not be prohibited.

(c) If any of Seller or the other Emcore Companies violates any of its obligations under this Section 6.6, Buyer may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate.  Seller acknowledges that a violation of this Section 6.6 may cause Buyer irreparable harm which may not be adequately compensable by money damages.  Seller therefore agrees that in the event of any actual or threatened violation of this Section 6.6, Buyer shall be entitled, in addition to other remedies that it may have available to it under law or in equity, to a temporary restraining order and to preliminary and final injunctive relief against Seller or the other Emcore Companies to prevent any violations of this Section 6.6, without the necessity of posting of a bond or other security.

6.7 Restructuring

.  Buyer and Seller acknowledge and agree that the assets, Liabilities, Contracts, employees and operations of the Emcore Companies with respect to the Retained Business are not, and are not intended to be, considered part of the Business and will not be transferred to the Acquired Companies in the Restructuring or will be transferred out of the Acquired Companies as part of the Restructuring.  In addition, certain assets, contracts and services of the Emcore Companies are used by or exist for the benefit of both the Business and the Retained Business.  Seller shall bear all costs, expenses and Taxes (including all Taxes that may be incurred or levied after Closing) arising or in connection with the preparation and implementation of the Restructuring Plan.

6.8 Technology Protection Plan

.  As soon as practicable after the date of this Agreement, Seller shall apply for any necessary export license or licenses from the U.S. Department of Commerce Bureau of Industry and Security ("BIS") with respect to the Export Controlled Technologies, including technology, requiring such licenses under the US Export Administration Regulations ("EAR") for transfer to non-US nationals or to China.  In connection with the export license application process, Seller shall submit to BIS its Technology Control Plan, which shall include specific references to export control procedures that Seller may establish specifically as a result of this transaction.  If as a condition to obtaining the necessary export license (or other applicable US government approvals), the Technology Control Plan needs to contain provisions materially more onerous to the operation of the Company following closing than those contained in the draft plan reviewed by Buyer prior to the signing of this Agreement, the Buyer at its sole discretion may terminate the Agreement. Seller shall bear all costs (including costs for asset valuation), expenses and Taxes (including all Taxes that may be incurred or levied after Closing) arising or in connection with the preparation and implementation of the technology protection plan.

6.9 Delivery of Documents, Etc.

  Seller hereby undertakes and agrees that if any agreement, document, book, record or file, including those stored on computer disks or tapes or any other storage medium, if any, reasonably related to the ongoing operation and management of the Business and in the possession of any Emcore Company to the extent not provided to Buyer or any Acquired Company on or prior to Closing, including any material which also relates to the Retained Business or if the Emcore Companies are otherwise required to retain the original of such material, then upon request by Buyer or any Acquired Company, Seller shall as soon as practicable provide or cause a hard or electronic copy (as appropriate) of such requested material to be provided to the requesting party, subject in appropriate circumstances to the recipient agreeing to maintain the confidentiality of such information.  Notwithstanding the foregoing, to the extent required by any Legal Requirements, Seller may require Buyer to designate a United States citizen as the recipient of any of the foregoing, and such recipient, as a condition to receiving such items, shall agree to any restrictions on further disclosures as may be required by such Legal Requirements.

6.10 Collection of Accounts Receivable

.  The ownership and title over all accounts receivables and accounts payables of the Business shall be assigned and transferred to the Acquired Companies with effect from Closing.  Seller shall provide all necessary assistance to the Acquired Companies with regard to the collection of accounts receivables and payment of accounts payables in accordance with the terms of the Transition Services Agreement.

6.11 No Military Application

.  Buyer and Seller agree that they will, and will cause each of the Acquired Companies to, use the assets and technologies of the Acquired Companies as of the Closing solely for civilian and commercial applications and not for any military applications.  Buyer and Seller further agree that they will cause the Acquired Companies to comply with the provisions of applicable Anti-Bribery Law and with all export control Legal Requirements.

6.12 Audit Right

.  Buyer shall be entitled at any time after Closing to commission an audit of the Acquired Companies and the Business for such purposes as it deems reasonably necessary to protect its rights as the buyer of the Shares, including for the purpose of verifying the accuracy of the representations and warranties of Seller given hereunder and compliance of Seller with its undertakings, covenants and obligations hereunder.  Seller shall provide, or cause to be provided, to Buyer and its employees, agents, representatives and advisors reasonable access to the books, records and working papers held by Seller relating to the Business, including taking electronic copies, to the extent that they are reasonably required for the purpose of the said audit.  Buyer will pay the costs for any audit it has commissioned but nothing here shall preclude Buyer from claiming such costs from Seller in connection with any claims made under this Agreement to the extent Buyer is legally entitled to do so.

6.13 Seller’s Schedule

.  Seller undertakes that, within 14 days from the date of this Agreement, it shall provide an updated Seller’s Schedule, which shall contain such disclosures that are true, complete and not misleading in all material respects and to the extent reasonably practicable addresses comments provided by Buyer’s counsel prior to the date hereof on the draft Seller’s Schedule provided on 30 January 2010 but shall be in no respect less favorable to Buyer than the Seller’s Schedule (the “Updated Seller’s Schedule”).  The Updated Seller’s Schedule shall replace the Seller’s Schedule attached hereto on the date hereof, and the Updated Seller’s Schedule shall be deemed to have been delivered as of the date of this Agreement.  Buyer agrees that during the said 14-day period, it shall not make any claims against Seller under any of the representations and warranties hereunder or otherwise seek to terminate this Agreement on the basis of an alleged breach of any representation or warranty.  The Parties hereby agree that Buyer shall be entitled to verify the content of the Updated Seller’s Schedule and may terminate this Agreement in accordance with Section 9.1(l) by written notice to Seller if Buyer discovers that any disclosure therein: (a) is materially untrue, incomplete or misleading and which individually or taken in aggregate with other untrue, incomplete or misleading disclosures, will have a material adverse effect on Buyer’s interest as a holder of the Shares following Closing; or (b) otherwise reveals or gives rise to a Company Material Adverse Effect.

ARTICLE VII

CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by Buyer, in whole or in part):

7.1 Accuracy of Representations

.  All of Seller’s representations and warranties contained in this Agreement must have been true and correct in all respects as of the date of this Agreement and, except as otherwise contemplated by this Agreement (including the Restructuring) or the Ancillary Agreements, must be true and correct in all respects as of the Closing as if made on the Closing Date (except to the extent made as of an earlier date, in which case as of the earlier date), except where the failure of such representations and warranties (to the extent they relate to the assets, liabilities, operations or business of the Business or the Acquired Companies) to be true and correct (a) would not, in the aggregate, result in a Company Material Adverse Effect or (b) is the result of actions taken by a Buyer Governmental Body.  Buyer shall have received a certificate signed on behalf of Seller by the Chief Executive Officer of Seller to such effect.

7.2 Seller’s Performance.

(a) All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively) must have been duly performed and complied with in all material respects.  Buyer shall have received a certificate signed on behalf of Seller by the Chief Executive Officer of Seller to such effect.

(b) Each document required to be delivered by Seller pursuant to Section 1.6 must have been delivered.

7.3 Consents and Approvals

.  Each of the Consents and permits identified in Schedule 7.3 must have been obtained and a copy delivered to Buyer and must be in full force and effect.

7.4 No Injunction

.  There shall not be in effect any Legal Requirement or any injunction or other Order (other than a Legal Requirement, injunction or Order of a Buyer Governmental Body) that prohibits, restrains, prevents, makes illegal or otherwise materially impairs the sale of the Shares by Seller to Buyer and the consummation of any other material transactions contemplated by this Agreement and the Ancillary Agreements and there shall not be pending or Threatened on the Closing Date any Proceeding which could reasonably be expected to result in the issuance of any such Legal Requirement, injunction or other Order (other than a Legal Requirement, injunction or Order of a Buyer Governmental Body).

7.5 Amended and Restated Credit Agreement Release

.  Seller shall provide evidence to Buyer’s reasonable satisfaction that the security interests over the Acquired Companies’ stock and assets, pursuant to the Loan and Security Agreement among Seller (and certain subsidiaries of Seller) and Bank of America N.A. dated September 26, 2008, as amended (the “Bank Agreement”), has been terminated and discharged or will be terminated and discharged as part of the Closing.

7.6 PRC Approvals

.  Buyer shall have obtained the PRC Approvals and the approval of its board of directors authorizing the execution, delivery and performance of this Agreement.

7.7 US Approvals

.  Seller shall have obtained export control licenses from the U.S. Department of Commerce in respect of the Export Controlled Technologies and approval by CFIUS in respect of the transactions contemplated hereby, each in substance and form reasonably satisfactory to Buyer.

7.8 Restructuring

.  Seller shall provide evidence to Buyer’s reasonable satisfaction that the Restructuring has been completed in accordance with the Restructuring Plan.

7.9 Company Material Adverse Effect

.  Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, is reasonably likely to result in a Company Material Adverse Effect.

ARTICLE VIII                                .

CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

Seller’s obligation to sell the Shares and to take the other actions required to be taken by it at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by Seller, in whole or in part):

8.1 Accuracy of Representations

.  All of Buyer’s representations and warranties contained in this Agreement (considered collectively) must have been true and correct in all material respects as of the date of this Agreement and must be true and correct in all material respects as of the Closing as if made on the Closing (except to the extent made as of an earlier date, in which case as of such earlier date).  Seller shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer of Buyer to such effect.

8.2 Buyer’s Performance.

(a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively) must have been performed and complied with in all material respects.  Seller shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer of Buyer to such effect.

(b) Each document required to be delivered by Buyer pursuant to Section 1.6 must have been delivered.

8.3 Consents and Approvals

.  Each of the Consents and permits identified in Schedule 8.3 must have been obtained and a copy delivered to Seller and must be in full force and effect.  Buyer shall have obtained the PRC Approvals and the approval of its board of directors authorizing the execution, delivery and performance of this Agreement.  Seller shall have obtained the approval of its board of directors authorizing the execution, delivery and performance of this Agreement.

8.4 No Injunction

.  There shall not be in effect any Legal Requirement or any injunction or other Order that prohibits, restrains, prevents, makes illegal or otherwise materially impairs the sale of the Shares by Seller to Buyer and the consummation of any other material transactions contemplated by this Agreement and the Ancillary Agreements or could reasonably be expected to result in a material diminution of the benefits of the transactions contemplated herein and therein (taken as a whole) and there shall not be pending or Threatened on the Closing Date any Proceeding which could reasonably be expected to result in the issuance of any such Legal Proceeding, injunction or other Order.

8.5 Bank Consent/Release

.  Seller shall have received the Consent of Bank of America to the sale of Shares to Buyer pursuant to this Agreement and the release by Bank of America of all liens with respect to the stock and assets of the Acquired Companies.

ARTICLE IX

TERMINATION

9.1 Termination Events

.  This Agreement may, by written notice given prior to or at the Closing to the other parties hereto, be terminated and the transactions contemplated by this Agreement abandoned:

(a) by Seller if a material Breach of any provision of this Agreement has been committed by Buyer which (i) would result in a failure of a condition set forth in Section 8.1 or 8.2 and (ii) is not cured, or cannot be cured, in all material respects within thirty (30) days after written notice thereof and such Breach has not been waived in writing by Seller;

(b) by Seller if the Closing shall not have occurred on or prior to the expiration of a 180-day period from the date of this Agreement; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to Seller if Seller is in material Breach of this Agreement;

(c) by Seller, upon written notice to Buyer, if (i) Seller, or the Board, as the case may be, shall have (A) entered into any Acquisition Agreement or (B) approved or recommended, or, in the case of a committee, proposed to the Board, to approve or recommend, any Acquisition Proposal, (ii) the Board or any committee thereof shall have resolved to do any of the foregoing, or (iii) a Seller Adverse Recommendation Change shall have occurred in response to a Superior Proposal or a Seller Sale Proposal or the Board or any committee thereof shall have resolved to make such Seller Adverse Recommendation Change;

(d) by Buyer if a material Breach of any provision of this Agreement has been committed by Seller which (i) would result in a failure of a condition set forth in Section 7.1 or 7.2 and (ii) is not cured, or cannot be cured, in all material respects within thirty (30) days after written notice thereof and such Breach has not been waived in writing by Buyer;

(e) by Buyer if the Closing shall not have occurred on or prior to expiration of a 180-day period from the date of this Agreement; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to Buyer if Buyer is in material Breach of this Agreement;

(f) by either Seller or Buyer if any Governmental Body shall have issued an Order or taken any other action preventing or prohibiting Closing and such Order or other such action shall have become final without possibility of appeal, or there shall be any Legal Requirement enacted, promulgated, issued or applicable to the material transactions contemplated herein by any Governmental Body that would make consummation of such transactions illegal;

(g) by Buyer if (A) a Seller Adverse Recommendation Change shall have occurred or (B) Seller shall have entered into, or the Board (or any committee thereof) shall have publicly announced an intention that the Seller enter into, an Acquisition Agreement;

(h) by Buyer if a Change of Control occurs in respect of Seller (which for the purpose of this Section 9.1(h) shall deemed to have occurred upon (A) Seller entering into any binding or non-binding agreement, letter of intent or other document with any third party which contemplates a Change of Control of Seller; (B) the Board of Seller having made a favorable recommendation to shareholders regarding a transaction contemplating a Change of Control of Seller; or (C) a third party makes an offer to acquire a majority shareholding in Seller (whether through a tender offer or otherwise) and such offer has been accepted by shareholders holding 25% or more of the total outstanding shares of Seller;

(i) by mutual consent of Seller and Buyer;

(j) by Buyer prior to Closing if a Company Material Adverse Effect has occurred;

(k) by Buyer in accordance with Section 6.8;

(l) by Buyer in accordance with Section 6.13;

(m) by Buyer if Seller fails to obtain export control licenses from the U.S. Department of Commerce in respect of the Export Controlled Technologies or approval by CFIUS in respect of the transaction by the end of a 180-day period from the date of this Agreement.

9.2 Termination Fee.

(a) In the event this Agreement is terminated pursuant to (i) Section 9.1(a) and Buyer’s material breach of its obligations under this Agreement shall have been the direct and proximate cause for the failure of Closing to occur in accordance with this Agreement, and provided Seller is not in material breach of this Agreement and has not received written notice thereof from Buyer, or (ii) where this Agreement is terminated by Seller due to the failure of Buyer to obtain the PRC Approvals (other than approvals by the State Administration of Foreign Exchange or its relevant local branch) by the end of a 180-day period from the date of this Agreement then Buyer shall pay to Seller $2,775,000 (the “Buyer Termination Fee”) by wire transfer in immediately available United States Dollar funds within twenty (20) Business Days after such termination of this Agreement.  The Buyer Termination Fee shall be Seller’s sole remedy for any such termination of this Agreement.  The Parties agree that the Buyer Termination Fee shall constitute a fair and reasonable estimation of the losses and damages that Seller would suffer as a result of the termination of this Agreement pursuant to Section 9.1(a), and Buyer hereby agrees to irrevocably waive any right to challenge the said amount or its liability to pay the same.

(b) In the event this Agreement is terminated pursuant to (i) Section 9.1(d) and Seller’s material breach of its obligations under this Agreement shall have been the direct and proximate cause for the failure of Closing to occur in accordance with this Agreement, and provided Buyer is not in material breach of this Agreement and has not received written notice thereof from Seller, (ii) Section 9.1(c), (iii) Section 9.1(k), or (iv) Section 9.1(m), then Seller shall pay to Buyer $2,775,000 (the “Seller Termination Fee”) by wire transfer in immediately available United States Dollar funds within twenty (20) Business Days after such termination of this Agreement.  The Seller Termination Fee shall be Buyer’s sole remedy for any such termination of this Agreement.  The Parties agree that the Seller Termination Fee shall constitute a fair and reasonable estimation of the losses and damages that Buyer would suffer as a result of the termination of this Agreement pursuant to Sections 9.1(c), 9.1(d), 9.1(k) or 9.1(m), and Seller hereby agrees to irrevocably waive any right to challenge the said amount or its liability to pay the same.

9.3 Effect of Termination

.  Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.  If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 9.1, 9.2, Article X (in respect of claims for indemnification in respect of any breach of the terms and provisions of this Agreement prior to the date of such termination) 11.1, 11.3, 11.4, 11.5, 11.13 and Exhibit 1 (to the extent applicable) will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of this Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE X

INDEMNIFICATION; REMEDIES

10.1 Survival

.  Subject to the terms and conditions of this Article X, all representations, warranties, covenants, and obligations in this Agreement will survive the Closing.

10.2 Indemnification and Payment of Damages by Seller

.  Seller will indemnify and hold harmless Buyer and its Affiliates (including, after Closing, the Acquired Companies) and their respective representatives, agents, successors, assigns, employees, officers, directors, stockholders and controlling persons (collectively, the “Buyer Indemnified Persons”) for, and will pay to the Buyer Indemnified Persons the amount of, any loss, liability, claim, damage, interest, awards, judgment, penalty, cost or expense (including all reasonable costs of investigation and defense, any expense of enforcement of obligations and reasonable attorneys’ and consultants’ fees and other fees and expenses reasonably incurred in connection with the investigation, defense or settlement thereof) suffered or incurred by, or imposed on, them (collectively, “Damages”), arising out of or resulting from (a) any Breach of any representation or warranty contained in Article II (other than the representations and warranties contained in Section 2.11) or in any certificate delivered by or on behalf of Seller pursuant to this Agreement, (b) any Breach by Seller of any covenant or obligation of Seller in this Agreement, (c) any Pre-Closing Environmental Liability; (d) any Non-Business Liability or (e) any Pre-Closing Taxes.

10.3 Indemnification and Payment of Damages by Buyer

.  Buyer will indemnify and hold harmless Seller and its Affiliates and their respective representatives, agents, successors, assigns, employees, officers, directors, stockholders and controlling persons (collectively, the “Seller Indemnified Persons”), and will pay to the Seller Indemnified Persons the amount of any Damages arising out of or resulting from (a) any Breach of any representation or warranty contained in Article III or in any certificate delivered by or on behalf of Buyer pursuant to this Agreement or (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement.  Buyer will indemnify and hold harmless the Seller Indemnified Persons, and will pay to the Seller Indemnified Persons the amount of any:

(i) Taxes imposed on the Emcore Companies (other than the Acquired Companies) with respect to a taxable period beginning after the Closing;

(ii) Taxes allocated as provided in Section 6.1 to the portion of a Straddle Period beginning after the Closing; and

(iii) Taxes attributable to any breach by Buyer of its obligations under this Agreement.

10.4 Time Limitations.

(a) Neither Seller, or any of its Affiliates, nor Buyer, or any of its Affiliates, will have any liability (for indemnification or otherwise) with respect to any representation or warranty unless, on or before the eighteen (18) month anniversary of the Closing Date, Seller, or Buyer (as the case may be), is notified in writing by the other party of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer, or Seller (as the case may) except:

(i) with respect to claims in relation to Sections 2.1, 2.18 and 2.26, which may be made by Buyer indefinitely and claims in relation to Section 3.1, which may be made by Seller indefinitely;

(ii) with respect to claims arising in relation to Section 2.12 or in respect of any Pre-Closing Environmental Liability, any Non-Business Liability or any Pre-Closing Taxes which may be made until the expiration of the statute of limitations under the applicable Legal Requirement; and

(iii) with respect to claims arising under Section 2.11 which may be made at any time until all Tax liabilities of Seller are decided by final determination of the IRS, judicial decision or upon thirty (30) days after the expiration of the statute of limitations, taking into account any waiver or extension of such applicable statute of limitation.

(b) Any claim made with reasonable specificity (but only to the extent known at such time) by the Party seeking to be indemnified within the time periods set forth in this Section 10.4 shall not thereafter be barred by the expiration of the relevant time representation or warranty and shall survive until such claim is finally and fully resolved.

(c) The time limitations set forth in this Section 10.4 are expressly intended to shorten the statute of limitations which would otherwise apply.

10.5 Limitations on Amount

.  Neither Seller nor any of its Affiliates will have any liability (for indemnification or otherwise) with respect to the matters described in clause (a), or to the extent relating to any failure to perform or comply prior to the Closing Date, clause (b) of Section 10.2 until the total of all Damages with respect to such matters exceeds $100,000 provided that when such amount is exceeded, Seller shall be liable for all amounts including the first $100,000.  In addition, the Buyer Indemnified Persons shall not have the right to indemnification for any individual Breach with respect to the matters described in clause (a) of Section 10.2 resulting in Damages which are equal to or less than $5,000.  Furthermore, other than in the case of fraud, any liability of Seller or any of its Affiliates hereunder (for indemnification or otherwise) with respect to the matters described in clause (a) or, to the extent relating to any failure to perform or comply prior to the Closing Date, clause (b) of Section 10.2 shall terminate at such time as the aggregate amount of Damages paid to Buyer, from the Holdback Amount or otherwise, equals 15% of the Final Purchase Price.

10.6 Exclusive Remedy; Holdback Amount.

(a) After the Closing, the indemnities provided in this Article X, and Section 11.14, shall constitute the sole and exclusive remedy of any Indemnified Party for Damages arising out of, resulting from or incurred in connection with, the breach of any representation, warranty, covenant, agreement or obligation made by the parties in this Agreement; provided, however, that nothing in this Section 10.6 shall preclude a party from bringing an action for specific performance or other equitable remedy, pursuant to Section 11.14 or otherwise, in connection with any breach, or an alleged or threatened breach, by a party to perform its obligations under this Agreement, whether before or following Closing.  Without limiting the generality of the preceding sentence, no legal action sounding in tort, statute or strict liability may be maintained by any party.  Notwithstanding anything to the contrary in this Section 10.6, in the event of a fraudulent breach of the representations, warranties, covenants or agreements contained herein by Seller, the Buyer Indemnified Persons shall have all remedies available at law or in equity (including for tort) with respect thereto and the Damage sought with respect to such fraudulent Breach shall not be subject to any of the limitations (including as to amount and timing) set forth in this Article X.

(b) Upon written notice (a “Set-off Claim Notice”) to Seller specifying in reasonable detail the basis for and Buyer’s reasonable good faith estimate of the amount (the “Set-off Claim Amount”) of any indemnification claim by a Buyer Indemnified Party under this Article X, Buyer may set-off against the Holdback Amount such Set-off Claim Amount.  Notwithstanding the foregoing, if Buyer wishes to set-off any amount to which a Buyer Indemnified Person may be entitled to indemnification under this Article X against the Holdback Amount and Seller notifies Buyer within twenty (20) Business Days of receiving the Set-off Claim Notice that Seller disputes such claim, the amount disputed (the “Disputed Amount”) will be placed in escrow by the Buyer with an independent third party acceptable to Buyer and Seller until such dispute is resolved.  On the eighteen (18) month anniversary of the Closing, Buyer agrees to deliver to Seller by wire transfer of immediately available funds, in accordance with wire instructions delivered by Seller to Buyer at least three (3) Business Days prior thereto, the Holdback Amount less (i) any unresolved Disputed Amounts and (ii) any Set-off Claim Amount for which a Set-off Claim Notice has been given to Seller as provided above and which Seller and Buyer have agreed may be set-off.  Until such time as the Holdback Amount is exhausted, the sole and exclusive remedy of Buyer Indemnified Persons for indemnification shall be to make a claim against the Holdback Amount.

10.7 Procedure for Indemnification–Third Party Claims.

(a) Within fifteen (15) Business Days of receipt by a Buyer Indemnified Person or a Seller Indemnified Person (each an “Indemnified Party”) under Section 10.2 or 10.3 of notice of a claim by a third party in respect of which the Indemnified Party would be entitled to indemnification under this Article X (a “Third Party Claim”), such Indemnified Party will give written notice to the party from which indemnification may be sought under Sections 10.2 or 10.3 (an “Indemnifying Party”) of the assertion of such Third Party Claim, but the failure to notify the Indemnifying Party in accordance with this Section 10.7(a) will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, nor result in the forfeit of any rights or claims to indemnification under this Agreement with respect to such Third Party Claim or any subsequent claim relating thereto or arising in connection therewith, unless, and then only to the extent that, the defense of such action by the Indemnifying Party is prejudiced by the Indemnified Party’s failure to so give such notice.

(b) If any Third Party Claim is asserted against an Indemnified Party, other than a Third Party Claim in respect of Tax matters, which shall be governed by Section 6.1(d), upon notice to the Indemnified Party within thirty (30) days (or less if the nature of the Third Party Claim requires) from the date on which the Indemnifying Party received notice of the Third Party Claim in accordance with Section 10.7(a), the Indemnifying Party will be entitled to participate in such Third Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Party is also a party to such Third Party Claim and the Indemnified Party determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to investigate, contest, defend, arbitrate or settle such Third Party Claim and provide indemnification with respect to such Third Party Claim), to assume the investigation, contest, defense, arbitration or settlement of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the investigation, contest, defense, arbitration or settlement of such Third Party Claim, the Indemnifying Party will not, as long as it actively and diligently conducts such investigation, contest, defense, arbitration or settlement, be liable to the Indemnified Party under this Article X for any fees of other counsel or any other expenses with respect to the investigation, contest, defense, arbitration or settlement of such Third Party Claim, in each case subsequently incurred by the Indemnified Party in connection with the investigation, contest, defense, arbitration or settlement of such Third Party Claim.  If the Indemnifying Party assumes the investigation, contest, defense, arbitration or settlement of a Third Party Claim, (i) it will be conclusively established for purposes of this Agreement that the Third Party Claim is within the scope of and subject to indemnification, (ii) no compromise or settlement of such Third Party Claim may be effected by the Indemnifying Party without the Indemnified Party’s written consent (such consent to not be unreasonably withheld, delayed or conditioned) unless (A) the terms of the proposed compromise or settlement include as an unconditional term thereof the giving to the Indemnified Party by the third party of a release of the Indemnified Party from all liability in respect of the Third Party Claim, (B) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party and (C) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (iii) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its consent.  If notice is given to an Indemnifying Party of the assertion of any Third Party Claim and the Indemnifying Party does not, within thirty (30) days (or less if the nature of the Third Party Claim requires) after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such Third Party Claim, the Indemnifying Party will be bound by any determination made in such Third Party Claim or any compromise or settlement effected by the Indemnified Party, who shall have the right, with counsel of its choice, to defend, conduct and control the Third Party Claim at the sole cost and expense of the Indemnifying Party.  If having assumed the defense of a Third Party Claim the Indemnifying Party fails to reasonably conduct the defense or prosecution of the Third Party Claim in good faith, and the Indemnified Party has provided the Indemnifying Party with reasonable notice in writing of such failure, the Indemnified Party shall have the right to consent to the entry of any Order or enter into any settlement with respect to the Third Party Claim without prior written consent of the Indemnifying Party and the Indemnifying Party shall reimburse the Indemnified Party for all Damages incurred in connection with such Order or settlement.  If the Indemnifying Party does not elect to assume the defense or prosecution of a Third Party Claim which it has the right to assume hereunder, the Indemnified Party shall have no obligation to do so.

(c) Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a Third Party Claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such Third Party Claim, but the Indemnifying Party will not be bound by any determination of a Third Party Claim so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld, delayed or conditioned).

(d) The parties agree to render to each other such assistance as they may reasonably require of each other in order to facilitate the proper and adequate defense of a Third Party Claim.  Upon assuming the defense of a Third Party Claim, the Indemnifying Party shall keep the Indemnified Party reasonably informed as to such Third Party Claim, whether or not the Indemnified Party is represented by its own counsel.

(e) With respect to a Third Party Claim, after a final Order or award, which is not subject to appeal or with respect to which the time for appeal has expired, shall have been issued by a court, arbitral tribunal or administrative agency of competent jurisdiction, or a settlement shall have been consummated, or the parties shall have arrived at a mutually binding agreement with respect to any such Third Party Claim, the Indemnified Party shall give prompt notice to the Indemnifying Party of the amounts due and owing by the Indemnifying Party with respect to such matter and the Indemnifying Party shall pay all of the amounts so owing, subject to the other provisions of this Article X.

10.8 Procedure for Indemnification–Other Claims

.  A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by written notice to the party from whom indemnification is sought.

10.9 Interpretation

.  Damages shall be quantified on an after-Tax basis and shall be otherwise determined net of any Tax Benefit, insurance proceeds and indemnity payments actually received by indemnified persons in connection with the facts giving rise to the right of indemnification (but increased by any costs and expenses incurred in obtaining such insurance proceeds including any increase in premium payable by the indemnified persons under any such insurance) and other compensation to which the party or its Affiliates is entitled from Persons other than Seller, in the case of Buyer, or other than Buyer, in the case of Seller, in respect of such matter.  The indemnified persons may not seek indemnification hereunder in respect of any claim to the extent that such claim arises in connection with any action taken by the indemnified person, the effect of which is to induce a third party to take any action resulting in a claim which, but for this clause, indemnification could be sought.  If any amount related to Damages is subsequently recovered by a party, in whole or in part, from any third party (including any insurer or taxing authority) after indemnification by the other party, the amounts so recovered shall be promptly reimbursed to the party who provided such indemnification.  The indemnified persons shall use commercially reasonable efforts to obtain from any applicable insurance company any insurance proceeds in respect of any claim for which the indemnified persons seek indemnification under this Article X.  Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.  For purposes of determining Damages for which either Party or their respective indemnified persons are entitled to indemnification hereunder only, the term “Damages” shall not include any indirect, incidental or consequential damages, claims for lost profits or punitive damages.

10.10 Tax Purchase Price

.  Any indemnification payments made hereunder shall be considered, to the extent permissible under applicable law, as adjustments to the Purchase Price for all Tax purposes.

ARTICLE XI

GENERAL PROVISIONS

11.1 Expenses

.  Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective costs and expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Ancillary Agreements and the transactions contemplated herein, including all fees and expenses of agents, representatives, counsel, and accountants.

11.2 Public Announcements

.  Any public announcement, news release, circular or similar publicity with respect to this Agreement or the transactions contemplated herein will be issued, if at all, at such time and in such manner as Buyer and Seller mutually determine in writing, unless applicable Legal Requirements require otherwise.  Seller and Buyer will consult with each other concerning the means by which Seller’s employees, customers, and suppliers and others having dealings with Seller will be informed of the transactions contemplated herein.

11.3 Confidentiality.

(a) Buyer and Seller will maintain in confidence, and will cause the directors, officers, employees, agents, advisors and Affiliates of Buyer and Seller to maintain in confidence, any written information obtained in confidence from another party in connection with this Agreement, the Ancillary Agreements or the transactions contemplated herein or therein, unless such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party (the “Confidential Information”) and shall refrain from disclosing, in whole or in part to any third party, any Confidential Information except (i) as required by Legal Regulation or by any Governmental Body having applicable jurisdiction, including in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated herein or (ii) as required by or necessary in connection with any Proceedings arising out of or in connection with this Agreement (provided that in each such case, unless legally restricted from doing so, the disclosing party shall give prior notice to the other party of its intention to disclose such information, take into account, in so far as practicable, the reasonable comments of the other party and use reasonable efforts to assist the disclosing party in its attempts to obtaining confidential treatment of such information).  Notwithstanding the foregoing, Buyer acknowledges that Seller may disclose this Agreement and the transactions contemplated herein in filings with the United States Securities and Exchange Commission and the Nasdaq Stock Market without requiring any consent from Buyer.

(b) If the transactions contemplated herein are not consummated, each party will (subject to Legal Requirements and the rules and regulations of any body with applicable jurisdiction) return or destroy as much of such written information as the other party may reasonably request and the parties further acknowledge and agree to remain bound by the terms and conditions set forth in that certain Confidentiality Agreement dated August 14, 2009 between Buyer and Seller (the “Confidentiality Agreement”).

(c) Effective upon the Closing Date, the parties acknowledge and agree that the terms of the Confidentiality Agreement shall be of no further force and effect and are, for all purposes, superseded by the terms of this Agreement, provided that the terms of this Section 11.3(c) shall be without prejudice to any rights or liabilities which may have accrued to any party to such Confidentiality Agreement prior to the Closing Date.

11.4 Notices

.  All notices, consents, requests, waivers, demands and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered if delivered by hand (with written confirmation of receipt), (b) when sent if sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (return receipt requested), with postage prepaid, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties by like notice):

If to Seller:	EMCORE Corporation 10420 Research Road, S.E. Albuquerque, NM 87123 Attention: General Counsel Facsimile: (505) 323-3402
With copy to:	O’Neil LLP 19900 MacArthur Blvd., Suite 1050 Irvine, CA 92612 Attention: Paul A. Rowe Facsimile: (949) 798-0511
If to Buyer:
Tangshan Caofeidian Investment Co., Ltd.
2nd Floor, Business & Commercial Affairs Centre,
Caofedian Industrial Zone,
Tanghai County,
Tangshan City, Hebei Province 063200,
People’s Republic of China
Attention:  General Manager
Facsimile:  +86 0315 882 0517

11.5 Arbitration.

(a) Any dispute, claim or controversy arising out of or relating to, or in connection with, this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope and applicability of this Agreement to arbitrate, but specifically excluding resolution of disputes regarding adjustments to arrive at the Final Purchase Price addressed in Section 1.4, shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Center (“SIAC Rules”) at the time in force, which rules are deemed to be incorporated herein by reference.  The SIAC tribunal (the “Tribunal”) shall consist of three arbitrators to be appointed in accordance with the SIAC Rules.  The language of the arbitration shall be English.

(b) The prevailing party shall be entitled to recover its reasonable costs and expenses, including witness fees and expenses, arbitrators’ fees and expenses, and fees and expenses of legal representation, incurred in the arbitration proceedings or in any action to enforce this Agreement or any arbitral award in any judicial proceeding.

(c) The arbitral award shall be delivered to the parties, shall be in writing, shall state the reasons for the award, and shall be final and binding upon the parties, and the parties agree to be bound thereby and to act accordingly.  The Tribunal shall be empowered to grant either party summary judgment (or its equivalent) based on documentary evidence alone or, if a hearing shall be required, such hearing shall be held as soon as reasonably practicable after the completion of the Memorandum of Issues.  The Tribunal shall apply applicable substantive laws. The Tribunal shall not have power to award damages in connection with any dispute in excess of actual compensatory damages and shall not multiply actual damages or award consequential or punitive damages or award any other damages that are excluded under the provisions of Article X of this Agreement.  Nothing in this Section 11.5 shall prevent any party from seeking conservatory or interim measures, including, but not limited to, temporary restraining orders or preliminary injunctions or their equivalent, from any court of competent jurisdiction before the Tribunal is constituted or, thereafter, upon the order of the Tribunal.

(d) Judgment upon any award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets.  Each of the parties knowingly, voluntarily, intentionally and expressly waives any and all rights it may have to a trial by jury with respect to any litigation instituted to compel arbitration pursuant to this Section 11.5 or to confirm, enforce, vacate, modify or correct an award.  Each of the parties acknowledges and agrees that any party may effect a valid service or process in any arbitration or judicial proceedings by delivering any arbitral or judicial process or notice by utilizing the provisions set out in Section 11.4.

11.6 Further Assurances

.  The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement.

11.7 Waiver

.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of, or estoppel with respect to, such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement by the party against whom enforcement is sought and such notice or demand expressly references the provision of this Agreement that is waived.

11.8 Entire Agreement and Modification

.  This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.  This Agreement may be amended, modified or supplemented in whole or in part at any time only by an agreement in writing between Buyer and Seller.

11.9 Seller’s Schedule

.  The disclosures in the Seller’s Schedule relate to the representations and warranties in the Section of the Agreement to which they expressly relate and to other representations or warranties in this Agreement, to the extent that such other representation and warranty would reasonably be expected to be pertinent to the disclosures made.

11.10 Assignments, Successors, and No Third-Party Rights

.  No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party, which will not be unreasonably withheld.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement, and their respective successors and assigns, any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

11.11 Severability

.  If any provision of this Agreement, or the application of any such provision to any Person or circumstance, is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.12 Time of Essence

.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.13 Governing Law

.  This Agreement and all the transactions contemplated hereby, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, will be governed by and construed in accordance with the law of Hong Kong without giving effect to its principles of conflict of laws requiring the substantive law of any other jurisdiction.

11.14 Equitable Remedies

.  In addition to legal remedies, to the extent allowed pursuant to this Agreement or by law, in recognition of the fact that remedies at law may not be sufficient, the parties hereto (and their successors) shall be entitled to equitable remedies including, without limitation, specific performance and injunction.

11.15 Execution

.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission, or by e-mail delivery of a “.pdf” data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or e-mail signature page were an original thereof.

11.16 Other Definitional and Interpretive Matters.

(a) The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(b) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i) Calculation of Time Period.  When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii) Agreement.  Any definition of or reference in this Agreement to any agreement, contract, document, instrument or other record shall be construed as referring to such agreement, contract, document, instrument or other record as from time to time amended, supplemented restated or otherwise modified (subject to any restriction on such amendments, supplements or modifications set forth herein).

(iii) Dollars.  Any reference in this Agreement to “dollar” or “$” shall mean U.S. dollars.

(iv) Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v) Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(vi) Herein.  The words such as “herein,” “hereby, “hereto”, “hereinafter,” “hereof,” “hereunder” and derivative or similar words refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii) Including.  The word “including” or any variation thereof means (unless the context of its usage requires otherwise) “including, but not limited to,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement effective as of the date first written above.

“BUYER” TANGSHAN CAOFEIDIAN INVESTMENT CO., LTD., a PRC corporation By: /s/ Yong Dong Liu Name: Yong Dong Liu Title: General Manager
“SELLER” EMCORE CORPORATION, a New Jersey corporation By: /s/ Hong Q. Hou Name: Hong Q. Hou Title: Chief Executive Officer